Exhibit 1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PROXICOM, INC.

A DELAWARE CORPORATION,

PRX ACQUISITION SUB, INC.

A DELAWARE CORPORATION

AND

DAOU SYSTEMS, INC.

A DELAWARE CORPORATION

Dated August 10, 2005

Execution Copy

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 10, 2005 by and among Proxicom, Inc., a Delaware corporation (“Parent”), PRX Acquisition Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Daou Systems, Inc., a Delaware corporation (the “Company”), with respect to the facts and circumstances set forth below. Parent, Merger Sub and the Company may be referred hereinafter each as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the board of directors or other governing body of each of the Parent, the Merger Sub and the Company has approved, and deems it fair to, advisable and in the best interests of its respective stockholders and members to consummate a merger of the Company with and into the Merger Sub (the “Merger”) on the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Merger, the outstanding shares of capital stock of the Company shall be converted into the right to receive a per-share cash payment at the rate and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company has determined that the transactions contemplated by this Agreement are fair to and in the best interests of the Company and the Company Stockholders and has resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, those individuals set forth on Schedule 1 who hold in the aggregate 100% of the outstanding shares of Company Preferred Stock and approximately 14.7% of the outstanding shares of Company Common Stock, are entering into an agreement pursuant to which such Persons will agree to, among other things, vote in favor of the Merger (the “Voting Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Defined Terms. Unless otherwise defined, capitalized terms used herein shall have the following meanings:

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

“Applicable Tax Law” shall mean any Law of any Governmental Entity relating to Taxes, including regulations and other official pronouncements of such jurisdiction charged with interpreting such laws.

“Closing Cash Adjustment Amount” shall be the amount determined in accordance with Sections 2.13 (g) and (h).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock Per Share Merger Consideration” means (A) $21,600,000, less the aggregate Preferred Stock Merger Consideration (namely, $12,200,000), plus the sum of the In-The-Money Option Exercise Price for all In-The-Money Options, plus or minus the Net Working Capital Adjustment Amount, if any, plus or minus the Closing Cash Adjustment Amount, if any, less the total amount of Company Expenses as reflected on the Company Closing Expense Schedule, less an adjustment under Section 2.13(j), if any, divided by (B) the number of Outstanding Common Stock Equivalents. Parent shall have the option, upon receipt from the Company of a termination notice under Section 7.1(b)(iv), in Parent’s sole and absolute discretion, to fix the Common Stock Per Share Merger Consideration at $0.27 in lieu of the amount calculated in accordance with the preceding sentence. Such option must be exercised in writing by the fifth business day after Parent’s receipt of a notice of termination or this Agreement shall be terminated, subject to Parent’s rights under Section 7.3(c).

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the Common Stock of the Company, $0.001 par value per share.

“Company Expenses” means the accrued (or incurred) and unpaid fees and expenses of financial advisors, proxy solicitors, legal counsel, accountants, transfer and paying agents, and all other third parties representing the Company, retention or change in control bonuses payable to Company employees, severance payments incurred but not yet paid, costs of D&O Insurance for Company directors and officers, accrued but unpaid interest, fees, charges and other amounts payable in respect of the Credit Facility to the extent set forth in Section 2.14, and all other fees, expenses and out-of-pocket costs incurred by the Company or payable by the Company on behalf of other Persons, all in connection with the sale of the Company, including the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, plus the amount of Parent and Merger Sub expenses not to exceed $100,000 to be borne by the Company under Section 8.11.

“Company Optionholders” means the holders of Options.

“Company Preferred Stock” means the Series A-1 Convertible Preferred of the Company, par value $0.001 per share.

“Company Stockholders” means the stockholders of the Company, as they may be constituted from time-to-time.

“Consent” means any consent, approval, notification, waiver, or other similar action required pursuant to a Contract or Law.

“Contract” means any contract, agreement, license, lease, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right or instrument, whether written or oral, to which Company is a party or to which any of its assets are bound.

“Copyrights” means all copyrights in both published works and unpublished works including any registrations and applications therefor and whether registered or unregistered.

“Credit Facility” means a credit facility with a third party, obtained by the Company prior to the Measurement Date in accordance with the terms hereof.

“Current Assets” shall mean the sum of (i) current assets of the Company as of the Measurement Date as reflected on the Measurement Date Balance Sheet, determined in accordance with GAAP, less (ii) cash. For purposes of clarity, amounts due on promissory notes payable from stockholders of the Company are not classified as Current Assets.

“Employee Benefit Plans” means all employee benefit plans or arrangements of any kind, including bonus, deferred compensation, incentive compensation, equity compensation, equity purchase, equity option, equity appreciation rights, restricted equity, severance or termination pay, fringe benefit, vacation, scholarship or tuition reimbursement, dependent care assistance, hospitalization, medical, life or other insurance, immigration assistance, salary continuation, employee loan or loan guarantee, split dollar arrangement, supplemental unemployment benefits, profit-sharing, savings, pension, retirement, or supplemental retirement plan, program, agreement or arrangement, and any other employee benefit plan, agreement, arrangement, or commitment maintained by the Company which covers any employee or former employee of the Company (or beneficiary or dependent of either), whether or not a plan described in Section 3(3) of ERISA.

“Encumbrance” means any mortgage, Security Interest, lien, hypothecation, pledge, charge, claim of ownership, option to purchase, or encumbrance of any kind, easement, deed of trust, assignment, deposit arrangement, priority or other preferential arrangement, title defect covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other general attribute of ownership, but does not include Permitted Liens.

“Equity Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require the Company to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) statutory pre-emptive rights or pre-emptive rights granted under the Organizational Documents of the Company; and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to the Company.

“Equity Interest” means any and all shares of the Company’s capital stock or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right), and any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise representing the right to acquire directly or indirectly any ownership or equity interest, participation or security described above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis in accordance with past practice.

“Galen Warrants” means (i) Warrant #2000-01 issued November 9, 2000 in the name of Galen Partners III, L.P. for 3,234,022 shares of Company Common Stock, (ii) Warrant #2000-02 issued November 9, 2000 in the name of Galen Partners International III, L.P. for 292,735 shares of Company Common Stock and (iii) Warrant #2000-03 issued November 9, 2000 in the name of Galen Employee Fund III, L.P. for 13,243 shares of Company Common Stock.

“Governmental Entity” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Intellectual Property” means (a) any Marks, Patents, Copyrights, Trade Secrets or rights, licenses, software, methodologies and/or other claims that any Person may have regarding the foregoing or to prevent the modification of, to withdraw from circulation or control the publication or distribution of any Marks, Patents, Copyrights or Trade Secrets, (b) corporate names and fictitious names, technical and confidential information (including, without limitation, designs, plans, specifications, formulas, processes, methods, methodologies, shop rights, know-how, show-how, and other business or technical confidential information in each case whether or not such rights are patentable, copyrightable, or registerable), (c) computer software and hardware programs and systems, source code, object code, know-how, show-how, processes, formulas, specifications and designs, data bases, and documentation relating to the foregoing, (d) other proprietary information owned, controlled, created, under development or used by the Company or in which the Company has any interest whatsoever, whether or not registered, including rights or obligations under any license agreement or other agreement with any other Person, and (e) Internet domain names, and all registrations and applications therefor, and web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein), IP addresses and email addresses.

“In-The-Money Option Exercise Price” means, with respect to each In-the-Money Option, the exercise price per share of an In-the-Money Option multiplied by the number of In-the-Money Options.

“In-The-Money Options” means Options, including all Options that have had their vesting periods accelerated immediately prior to the Effective Time in accordance with Section 2.12 hereof, that have an exercise price less than the Common Stock Per Share Merger Consideration, determined immediately prior to the Effective Time.

“Knowledge” of any Party shall mean the actual knowledge of the officers of that party after such officers shall have made all reasonable inquiries of those directly reporting to such officers likely to have such knowledge. For purposes of this definition, the officers of the Company to whom knowledge may be attributed are listed in Schedule 1.1(a) attached hereto.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and in effect as of the date hereof.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body.

“Litigation Adjustment” means $500,000, less up to $50,000 in costs or expenses paid or accrued (or incurred) but unpaid by the Company after the date hereof in defending the Scheduled Litigation and set forth on the Company Closing Expenses Schedule, provided, that the expense deduction from the adjustment may be increased from time to time with the written consent of Parent prior to expenses being incurred, such consent not to be unreasonably withheld.

“Marks” means all fictitious business names, trade names, corporate names, registered and unregistered trademarks, service marks, designs and general intangibles of like nature and applications, together with all goodwill related to the foregoing.

“Material Adverse Change (or Effect)” means an event, occurrence or change in facts or circumstances that has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company, or a material adverse effect on the ability of the Parties to consummate the transactions contemplated hereby; provided, however that any reduction in the market price or trading volume of the Company Common Stock in and of itself shall not be deemed to constitute a Material Adverse Effect on the Company.

“Measurement Date” means the last day of the month preceding the Effective Time.

“Measurement Date Balance Sheet” means the balance sheet of the Company determined in accordance with GAAP, as of the Measurement Date.

“Merger Consideration” shall mean the aggregate Common Stock Per Share Merger Consideration and the aggregate Preferred Stock Per Share Merger Consideration.

“Net Cash Balance” means the amount of cash, cash equivalents and short-term investments (determined, in the case of cash-equivalents and short-term investments, in accordance with GAAP), plus, without duplication, any amounts irrevocably committed to be paid to the Company prior to or contemporaneously with the Effective Time under the Roach/Roberto Notes Receivable.

“Net Working Capital” shall mean Current Assets minus Total Liabilities.

“Net Working Capital Adjustment” shall be the amount determined in accordance with Sections 2.13(e) and (f) (if applicable).

“Options” mean options or warrants to purchase Company Common Stock other than Galen Warrants.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Entity, arbitrator or mediator.

“Ordinary Course of Business” means, with respect to any Person, that Person’s ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a non-natural Person, including any amendments thereto.

“Out-of-the-Money Options” mean Options with an exercise price higher than the Common Stock Per Share Merger Consideration, determined immediately prior to the Effective Time.

“Outstanding Common Stock Equivalents” means the number of shares of Company Common Stock Outstanding, plus the number of In-The-Money Options, determined immediately prior to the Effective Time.

“Patents” means all (A) patents and patent applications and any continuations, continuations in part, renewals and applications therefor, and (B) any inventions and discoveries that may be patentable.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Entity.

“Permitted Liens” means (i) Encumbrances for taxes, assessments, governmental charges, or claims which are not yet due and payable or are being duly contested in good faith by appropriate Actions, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business or with respect to amounts not yet delinquent or being contested in good faith by appropriate Actions; (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security, (iv) Encumbrances set forth on Schedule 1.1(b), (v) restrictions on transfers of securities imposed by federal and state securities laws; and (vi) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company in the operation of its business; provided that none of the foregoing are, individually or in the aggregate, material.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Entity.

“Preferred Stock” means the Series A-1 Convertible Preferred Stock of the Company, par value $0.001 per share.

“Preferred Stock Per Share Merger Consideration” means $12,200,000, divided by the number of issued and outstanding shares of Preferred Stock, determined immediately prior to the Effective Time.

“Registered Intellectual Property” shall mean all registered United States and foreign Patents, Marks, Copyrights, and applications therefor, if any, owned by the Company including continuation, divisional, and continuation in part, and reissue Patents, Marks, and Copyrights.

“Roach/Roberto Notes Receivable” shall mean the notes receivable from stockholders set forth in detail on Schedule 1.1(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, Encumbrance, charge, claim, or other similar interest or right, except for Permitted Liens.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) testing, validation, verification and quality assurance materials; (iii) databases, conversion, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (v) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (vi) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (vii) documentation, including user manuals, web materials, and architectural and design specifications and training materials, relating to any of the foregoing.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Taxes required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Total Liabilities” shall mean (i) the total liabilities of the Company as of the Measurement Date as reflected on the Measurement Date Balance Sheet (excluding any Company Expenses and excluding liabilities or other obligations to the holders of the Company Preferred Stock arising from the Merger as set forth in the certificate of designation of the Company Preferred Stock) determined in accordance with GAAP. Total Liabilities shall be increased by $50,000 for certain contingent liabilities related to state sales and use Taxes, except, in order to avoid duplication, to the extent that between the date hereof and the Measurement Date the Company accrues, in accordance with GAAP, an extraordinary liability for sales and use Taxes not related to revenues generated after March 31, 2005, no additional accrual need be made on the Measurement Date Balance Sheet.

“Trade Secrets” means all know-how, trade secrets, confidential information, customer lists, Software, databases, works of authorship, mask works, technical information, data, process technology, plans, drawings, blue prints know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, methodologies and, with respect to all of the foregoing, related confidential data or information.

1.2 Other Defined Terms. The following capitalized terms shall have the meanings given to them in the Sections set forth below:

Term	Section
1996 Plan	2.12
Accountants	2.13(d)
Acquisition Proposal	5.4(b)
Agreement	Preamble
Balance Sheet	4.6(b)

Term	Section
Business Software	4.15(c)
Certificate of Merger	2.2
Claims	4.21
Closing	2.3
Closing Cash	2.13(i)
Closing Date	2.3
COBRA	4.16
Company	Preamble
Company Board Recommendation	2.17(b)
Company Closing Expenses Schedule	2.13(a)
Company Disclosure Schedules	4.27
Company Intellectual Property	4.15(a)
Company Property	4.21
Company SEC Reports	4.6(a)
Company Stock	4.4
Confidentiality Agreement	5.3
D&O Insurance	5.9
DGCL	2.1
Dispute Notice	2.13(c)
Dissenting Shares	2.11
Effective Time	2.2
Environmental Claims	4.21
Environmental Law	4.21
Expense Reimbursement	7.3(b)
Financial Statements	4.6(b)
Hazardous Materials	4.21
Indemnified Persons	5.9
Key Employees	4.16
Letter of Transmittal	2.15(a)
Licensed Intellectual Property	4.15(a)
Merger	Recitals
Merger Solicitation Efforts	2.17(c)
Merger Special Meeting	2.17(a)
Merger Sub	Preamble
Month-End Balance Sheet	2.13(b)
Option Agreement	2.15(a)
Option Consideration	2.12
Owned Intellectual Property	4.15(a)
Parent	Preamble
Party/Parties	Preamble
Paying Agent	2.15(a)
Paying Agent Agreement	2.15(a)
Positive Cash Balance	2.13(f)

Term	Section
Proxy Statement	5.5
Release	4.21
Representatives	5.4(a)
Requisite Stockholder Vote	4.24
SEC	4.6(a)
Securities Act	4.6(a)
Series A Stock	4.4
Share Certificates	2.15(a)
Specified Definitive Acquisition Agreement	7.1(c)
Superior Proposal	5.4(b)
Surviving Corporation	2.1
Termination Date	7.1(b)
Termination Fee	7.3(b)
Voting Agreement	Recitals

ARTICLE 2.

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall be the successor or surviving corporation and shall continue its existence under the Laws of the State of Delaware as a wholly-owned subsidiary of Parent. Merger Sub, as the surviving corporation after the consummation of the Merger, shall be sometimes hereinafter referred to as the “Surviving Corporation.”

2.2 Effective Time. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing a duly executed certificate of merger of Merger Sub and the Company (the “Certificate of Merger”) with the Office of the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on the Closing Date, and shall take all other action required by Law to effect the Merger. The Merger shall become effective upon such filing or at such time thereafter as shall be agreed by the Parties and provided in the Certificate of Merger (the “Effective Time”).

2.3 Closing. Unless this Agreement shall have been terminated pursuant to Article 7, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., local time, at the offices of Gores Technology Group, LLC in Los Angeles, California, on the second business day after all of the conditions to the obligations of the Parties to consummate the Merger have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied or waived on the Closing Date), or such other date, time or place as shall be agreed to in writing by the Parties (the “Closing Date”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation; Name. Immediately prior to the Effective Time, the certificate of incorporation of the Merger Sub shall be amended so that the sections regarding indemnification therein shall be identical to those relevant sections in the Company’s certificate of incorporation as in effect immediately prior to the Effective Time (the “Merger Sub Certificate Amendment”) and the name of the Surviving Corporation shall be “Daou Systems, Inc.”), and such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation. The certificate of incorporation of the Surviving Corporation shall be, at the Effective Time, identical to the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time in all respects other than as described in the immediately preceding sentence.

2.6 Bylaws. Immediately prior to the Effective Time, the bylaws of the Merger Sub shall be amended so that the sections regarding indemnification therein shall be identical to those relevant sections in the Company’s bylaws as in effect immediately prior to the Effective Time (the “Merger Sub Bylaw Amendment” and collectively with the Merger Sub Certificate Amendment, the “Merger Sub Amendments”) and such bylaws, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law, except that all references in such bylaws to Merger Sub shall be changed in the Merger Sub Bylaw Amendment to refer to Daou Systems, Inc.

2.7 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are authorized to take, and will take, any and all such lawful actions.

2.8 Directors. The directors of Merger Sub at the Effective Time shall be the same persons who are the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

2.9 Officers. The officers of Merger Sub at the Effective Time shall be the same persons who are the initial officers of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

2.10 Merger Consideration, Conversion and Cancellation of Shares. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or the holders of any of the following securities:

(a) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued upon exercise of Equity Commitments of the Company, but excluding any Dissenting Shares and shares to be cancelled pursuant to Section 2.10(b)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive its designated share of the Common Stock Per Share Merger Consideration. The aggregate amount payable shall be deposited with the Paying Agent and disbursed to the Company Stockholders as provided in the Paying Agent Agreement (the “Paying Agent Agreement”) by and among Parent, the Company and the Paying Agent.

(b) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Preferred Stock Per Share Merger Consideration. The aggregate amount payable shall be deposited with the Paying Agent and disbursed to the Company Stockholders as provided in the Paying Agent Agreement.

(c) Each share of stock held in the treasury of the Company or held by Parent, Merger Sub or any other Affiliate of Parent, if any, immediately prior to the Effective Time, shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d) Each outstanding share of common stock of Merger Sub shall be converted into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of the Merger Sub evidencing ownership of any shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) If between the date of this Agreement and the Effective Time the number of outstanding shares of capital stock of the Company shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the amount payable to each holder of Shares shall be correspondingly adjusted.

(f) Subject to Section 2.11, as a result of the Merger and without any action on the part of the holders of Company Stock, at the Effective Time, all shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to be outstanding and to exist and the holders thereof shall thereafter cease to have any rights with respect to such Company Common Stock and Company Preferred Stock, except the right to receive the Common Stock

Per Share Merger Consideration and Preferred Stock Per Share Merger Consideration, as applicable, described in subsections (a) and (b) above upon the surrender of Share Certificates (as defined below) representing such shares of Company Common Stock and Company Preferred Stock to the Paying Agent in accordance with the terms of the Paying Agent Agreement.

2.11 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent that the provisions of Section 262 of the DGCL are or, prior to the Effective Time become, applicable to the Merger, any shares of Company Common Stock or Company Preferred Stock that, as of the Effective Time, are held by holders who have as of the Effective Time preserved appraisal rights under Section 262 of the DGCL with respect to such shares (“Dissenting Shares”) shall not be converted into or represent the right to receive the Common Stock Per Share Merger Consideration or the Preferred Stock Per Share Merger Consideration, as the case may be, in accordance with Section 2.10, and the holder or holders of such shares shall be entitled only to such rights as may be provided to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares), without interest thereon, the Common Stock Per Share Merger Consideration or the Preferred Stock Per Share Merger Consideration, as the case may be, in accordance with Section 2.10. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands and be consulted with respect to the Company’s response thereto. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

2.12 Options. At the Effective Time, each holder of a then outstanding In-The-Money Option to purchase shares of Company Common Stock, shall, in settlement thereof, receive from the Surviving Corporation, for each share of Company Common Stock subject to such an option, an amount equal to the excess of the Common Stock Per Share Merger Consideration over the exercise price for such option at the Effective Time, less applicable withholding tax (the “Option Consideration”). At the Effective Time, each In-The-Money Option shall be deemed cancelled and converted solely into the right to receive the Option Consideration, and each holder of an In-The-Money Option shall have the opportunity, promptly after the Effective Time, to surrender such option to the Paying Agent, with whom the aggregate Option Consideration shall have been deposited, in exchange for disbursement as provided in the Paying Agent Agreement and as provided below. Each Out-of-the-Money Option shall be cancelled without consideration. The committee appointed by the Company Board to administer the Daou Systems, Inc. 1996 Stock Option Plan, as amended (the “1996 Plan”) shall adopt, in accordance with Section 9(e) of the 1996 Plan, resolutions (i) immediately prior to the Effective Time, accelerating the vesting periods of all Options and (ii) terminating all Options in accordance with this Agreement at the Effective Time, and take such other measures as necessary to effect such vesting or termination.

2.13 Net Working Capital, Cash Balance and Litigation Adjustments.

(a) No later than three (3) business days’ prior to the Effective Time, the Company shall deliver to Parent a schedule of Company Expenses (the “Company Closing Expenses Schedule”), together with evidence reasonably acceptable to the Parent to the effect that the amounts shown on the Company Closing Expenses Schedule to be due and payable will satisfy the Company’s or the Surviving Corporation’s entire obligation to each payee shown on the schedule as being entitled to receive $5,000 or more. Parent and the Surviving Corporation will use reasonable best efforts to cause all Company Expenses to be paid at, or immediately following, the Effective Time.

(b) No later than fifteen (15) calendar days after the end of each month following the date of this Agreement, the Company shall deliver to Parent a good faith estimate substantially in the form of Exhibit A, reasonably acceptable to Parent, of an unaudited balance sheet of the Company as of the last day of the preceding month (a “Month-End Balance Sheet”), and also including a statement of the current Company Expenses, prepared in accordance with GAAP applied consistently with the Balance Sheet furnished pursuant to Section 4.6 (provided that, to the extent that the Balance Sheet was not in accordance with GAAP, GAAP shall apply), together with the detailed work papers which support the Month End Balance Sheet.

(c) Parent shall have the right to review each Month-End Balance Sheet for a period of seven (7) calendar days after receiving the Month-End Balance Sheet and all necessary supporting detail to verify and confirm the accuracy thereof. Unless required by Law, during such 7-day review period, the Company will not make any public announcement of the financial results implied by the Month-End Balance Sheet without Parent’s prior written consent, which shall not be unreasonably withheld. If, after such review, Parent agrees with the Month-End Balance Sheet, Parent shall promptly notify the Company of its agreement. If, after such review, Parent objects to the Month-End Balance Sheet, Parent shall promptly (and in any event within seven (7) calendar days after receiving a Month-End Balance Sheet (including the Measurement Date Balance Sheet) and all necessary supporting detail, or any approved extension thereof, provide the Company with a statement indicating the basis for its objections (a “Dispute Notice”), and Parent and the Company’s chief financial officer or chairman of its audit committee shall promptly meet and confer in an effort to resolve such disagreement in good faith. If Parent does not deliver a Dispute Notice to the Company with reference to the Measurement Date Balance Sheet within the seven (7) calendar day period provided, the Measurement Date Balance Sheet shall be deemed final and conclusive upon the Parties for all purposes hereunder.

(d) In the event Parent and the Company are unable to resolve a disagreement with respect to the Measurement Date Balance Sheet within three (3) calendar days following the date of the Dispute Notice, the Net Working Capital shall be determined by McGladrey & Pullen or such other independent firm of certified public accountants mutually agreeable to Parent and the Company (the “Accountants”). The Parent and the Company each agree to sign a customary engagement letter with the Accountants. The Accountants shall review only those items disputed by Parent as set forth in the Dispute Notice and shall determine only whether such items were arrived at in accordance with GAAP, and shall not independently review the disputed items. If issues in dispute are submitted to the Accountants for resolution, (i) each Party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) each Party will use reasonable best efforts to cause such dispute to be resolved by the Accountants promptly upon their retention, and in any event no later than the date scheduled for the Merger Special Meeting, (iii) the determination by the Accountants of the Net Working Capital, as set forth in a notice delivered to both Parties by the Accountants, will be binding and conclusive on the Parties; and (iv) the fees and expenses of the Accountants for such determination shall be paid by the Company, but shall only be treated as Company Expenses to the extent the Parent’s position on Net Working Capital prevails. For example, if it is Parent’s position that the downward adjustment in purchase price is $300, the Company’s position that the adjustment is $100 and the Accountants’ finding that the adjustment owed is $150, then 75% (300-150 / 300-100) of the Accountants’ fees and expenses shall not be treated as Company Expenses and only 25% (150-100 / 300-100) of the Accountants’ fees and expenses shall be treated as Company Expenses.

(e) The Common Stock Per Share Merger Consideration to be paid at Closing shall be adjusted by the “Net Working Capital Adjustment Amount”, calculated as follows: (i) by decreasing the consideration payable in the amount that the Net Working Capital set forth on the Measurement Date Balance Sheet is less than $3,400,000; or (ii) to the extent set forth in subsection (f) of this Section 2.13, by increasing the consideration in the amount that the Net Working Capital set forth on the Measurement Date Balance Sheet is more than $4,000,000.

(f) Notwithstanding the fact that Net Working Capital on the Measurement Date may exceed $4,000,000, Parent shall not be obligated to pay additional consideration except to the extent, and only to the extent, (i) the Net Cash Balance on the Measurement Date (after giving effect to borrowings under the Credit Facility included in the calculation of Net Working Capital) exceeds $10,000,000 (such excess, the “Positive Cash Balance”) and (ii) the Closing Cash (as defined below) equals or exceeds the Net Cash Balance on the Measurement Date, in which case the entire Positive Cash Balance will be added in the Common Stock Per Share Merger Consideration. If the Closing Cash is less than the Net Cash Balance on the Measurement Date, then the adjustment under this subsection (f) shall be limited to the difference between the Closing Cash and $10,000,000 and if the Closing Cash is less than $10,000,000, subsection (g) of this Section shall apply.

(g) If the Closing Cash is less than $10,000,000, the difference between $10,000,000 and the Closing Cash shall be deducted from the Common Stock Per Share Merger Consideration.

(h) If the Net Working Capital was equal to or less than $4,000,000 on the Measurement Date, and the Closing Cash is equal to or greater than $10,000,000, then:

(i) If there are no amounts outstanding under the Credit Facility as of each of the Measurement Date and the Closing (as determined by reference to any “payoff letter” or the equivalent required to terminate applicable Encumbrances), then the excess of Closing Cash over $10,000,000 shall be added to the Common Stock Per Share Merger Consideration.

(ii) If there are amounts outstanding under the Credit Facility as of the Measurement Date, and but for those outstanding amounts Net Working Capital on the Measurement Date would have exceeded $4,000,000, then an amount equal to the sum of (x) Net Working Capital on the Measurement Date plus (y) the Closing Cash minus (z) $14,000,000, shall be added to the Common Stock Per Share Merger Consideration.

(iii) If there are amounts outstanding under the Credit Facility and the Net Working Capital on the Measurement Date would not have been $4,000,000 even if no such amounts had been borrowed, then an amount equal to the difference between (A) the excess of Closing Cash over $10,000,000 less (B) amounts outstanding under the Credit Facility as of the business day immediately prior to the Effective Time, shall be added to the Common Stock Per Share Merger Consideration if positive, and shall reduce the Common Stock Per Share Merger Consideration if negative.

(iv) Nothing in clauses (i)-(iii) above shall impair Parent’s rights with respect to a reduction in the Common Stock Per Share Merger Consideration to the extent Net Working Capital is less than $3,400,000 on the Measurement Date, including the effects of borrowing under the Credit Facility as of that date.

(i) On the business day prior to the Effective Time, the Company shall deliver to Parent a statement showing the Net Cash Balance of the Company as of four business days prior to Closing (such amount, as adjusted in accordance with the last sentence of this subsection (i), the “Closing Cash”), and supporting documentation for the calculation of the Net Cash Balance, which shall at minimum consist of (i) a certificate of the Company’s auditors as to the amount of cash, cash equivalents or short term investments held by the Company on such date, determined in accordance with GAAP, (ii) the calculation of the Net Cash Balance together with the detailed work papers which support the Net Cash Balance and (iii) a payoff letter or similar instruction from the lender under the Credit Facility setting forth the amounts required to be paid to terminate such facility at the Effective Time, which shall reflect the amounts due and owing under the Credit Facility. The Company shall inform Parent of payments to be made in the ordinary course of business in the four business days ending on the Closing Date prior to making such payments and they shall not affect Closing Cash so long as collections of accounts receivable occur at a normal rate over such four business day period as determined in good faith by the Chief Financial Officer of the Company.

(j) The aggregate Common Stock Per Share Merger Consideration to be paid at Closing shall be decreased by the Litigation Adjustment if, immediately prior to the Closing Date, the litigation described on Schedule 2.13(j) (the “Scheduled Litigation”) is pending or threatened and the claimant(s) thereunder have not given a general release of claims, with the Company having satisfied all payment obligations thereunder and paid (or accrued as Company Expenses) all costs incurred by the Company in connection with such pending or threatened litigation, unless prior to such date Parent has been provided with evidence reasonably acceptable to Parent of insurance coverage for the Company in respect of the Scheduled Litigation in an aggregate amount equal to the maximum projected exposure of the Company under the Scheduled Litigation, without any reservation of rights with respect thereto by the insurer. The Company shall provide Parent prompt notice of any material developments in the Scheduled Litigation.

2.14 Credit Facility. On or after the date hereof, the Company may enter into a Credit Facility secured by, among other things, accounts receivable of the Company, the terms of which shall be reasonably acceptable to Parent, with Parent’s consent thereto not to be unreasonably withheld or delayed, and may borrow up to the maximum amount available for draw under such Credit Facility on or before the Measurement Date. After the Measurement Date, the Company shall not borrow any principal amounts under the Credit Facility, but may incur interest, fees and charges thereunder, provided that any accrued but unpaid interest, fees or charges thereunder as of the date of determination of the Closing Cash shall be treated as Company Expenses.

2.15 Payment of Cash for Shares.

(a) At or prior to the Effective Time, Parent shall irrevocably deposit or cause to be deposited with a paying agent appointed by Parent and reasonably acceptable to the Company (the “Paying Agent”), as agent for the holders of shares to be cancelled in accordance with Section 2.10(a) and (b) and Options to be cancelled in accordance with Section 2.12, cash in the aggregate amount of the Merger Consideration and the aggregate Option Consideration, pursuant to an agreement in the form attached hereto as Exhibit B (the “Paying Agent Agreement”). Pending distribution pursuant to Section 2.15(b) of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of the shares of Company Stock and Options converted pursuant to the Merger and such cash shall not be used for any other purposes. Promptly, and in no event later than five (5) business days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of Company Stock and Options entitled to receive the Merger Consideration and the Option Consideration pursuant to Section 2.10 and Section 2.12 hereof, a letter of transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing the shares of Company Stock (the “Share Certificates”) and Options (the “Option Agreements” shall pass, only upon proper delivery of the Share Certificate(s) and Option Agreement(s) to the Paying Agent) and instructions for use in effecting the surrender of the Share Certificate(s) and Option Agreement(s) pursuant to such letter of transmittal. On the business day following the Closing (with respect to any Company Stockholders or Company Optionholders who has delivered a Letter of Transmittal and Share Certificate or Option Agreement on or prior to the Closing), and as soon as practicable following surrender by any other Company Stockholder or Company Optionholders to the Paying Agent of a Letter of Transmittal and Share Certificate or Option Agreement, in each case, duly completed and validly executed in accordance with the instructions thereto, the holder of such Share Certificate or Option Agreement shall be paid in exchange therefor the Merger Consideration or Option Consideration, as the case may be, for each share of Company Stock or Option formerly evidenced by such Share Certificate or Option Agreement, and such Share Certificate or Option Agreement shall thereupon be cancelled. No interest shall accrue or be paid on the Merger Consideration or Option Consideration payable upon the surrender of any Share Certificate or Option Agreement for the benefit of the holder of such Share Certificate or Option Agreement and any required withholding taxes on the Merger Consideration or Option Consideration may be withheld by the Surviving Corporation or the Paying Agent.

(b) Until so surrendered and cancelled in accordance with subsection (a), each such Share Certificate or Option Agreement or other instrument shall, after the Effective Time,

be deemed to represent only the right to receive the Merger Consideration or Option Consideration, and until such surrender and cancellation, no cash shall be paid to the holder of such outstanding Share Certificate or Option Agreement or other instrument in respect thereof. From and after the Effective Time, the holders of shares of Company Stock or Options outstanding immediately prior to the Effective Time shall cease, except for Dissenting Shares and otherwise as required by law, to have any rights with respect to such shares of Company Stock or Options, other than the right to receive the Merger Consideration or Option Consideration as provided in this Agreement.

(c) If payment is to be made to a Person other than the registered holder of the shares of Company Stock represented by the Share Certificate or Option Agreement or other instrument so surrendered in exchange therefor, it shall be a condition to such payment that the Share Certificate or Option Agreement or other instrument so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Stock or Options or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the shares of Company Stock or Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates or Option Agreements representing the shares of Company Stock or Options are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration or Option Consideration provided for, and in accordance with the procedures set forth in this Article 2.

(e) If any cash deposited with the Paying Agent for purposes of payment in exchange for the shares or Options remains unclaimed two years after the Effective Time, such cash shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted the shares of Company Stock into the Merger Consideration or Options into the Option Consideration or otherwise received the Merger Consideration or Option Consideration pursuant to this Agreement prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration or Option Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares or Options for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of shares of Company Stock or Options seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Paying Agent to pay for Dissenting Shares for which dissenters’ rights have been perfected as provided in Section 2.11 hereof shall be returned to the Surviving Corporation upon demand.

(g) No dividends or other distributions with respect to capital stock of the Company with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for the shares.

(h) In the event that any Share Certificate or Option Agreement or other instrument representing shares or Options shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or other instrument to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Share Certificate or Option Agreement or other instrument, the Paying Agent will issue in exchange for and in lieu of such lost, stolen or destroyed certificate or other instrument representing the shares or Options, the Merger Consideration or Option Consideration, and unpaid dividends and distributions on Shares deliverable in respect thereof, pursuant to this Agreement and the Merger, without interest and less any required withholding taxes.

(i) In the event that as a result of the Computation of Common Stock Per Share Merger Consideration a holder of Company Stock or Options is entitled to an aggregate payment that includes a fraction of a cent, the Paying Agent shall eliminate such fraction and pay only the whole cent.

2.16 Other Equity Commitments. Prior to the Effective Time, except as set forth in Section 2.12, the Company Board (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time of all the outstanding Equity Commitments of the Company heretofore granted other than the Galen Warrants, including without limitation those granted under any stock option plan of the Company other than the 1996 Plan or otherwise. Immediately prior to the Effective Time, each Equity Commitment, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Company Stock. The Company will take all steps to ensure that the Company is not or will not be bound by any Equity Commitments which would entitle any Person, other than Parent or its Affiliates, to own any Equity Interest in the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof.

2.17 Stockholders’ Meeting. Subject to Section 5.4, in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with the DGCL and any other applicable Law:

(a) duly call, give notice of, convene and hold a special meeting of the Company Stockholders as promptly as practicable following the date the preliminary Proxy Statement is cleared by the SEC for the purpose of considering and taking action upon the approval of this Agreement and approval of the Merger (the “Merger Special Meeting”);

(b) include in the materials distributed to the Company Stockholders the affirmative recommendation of the Company Board that the Company Stockholders adopt this Agreement and approve the Merger (the “Company Board Recommendation”); and

(c) use its commercially reasonable efforts to (i) solicit from Company Stockholders, as of the record date for the Merger Special Meeting, proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of the Company Stockholders as required by Delaware Law to effect the Merger (collectively “Merger Solicitation Efforts”).

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

CONCERNING PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

3.1 Entity Status. Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite respective power and authority to own or lease its properties and to carry on its business as currently conducted. Neither Parent nor Merger Sub is in breach of any provision of its respective Organizational Documents. Each of Parent and Merger Sub is qualified to do business in all jurisdictions where such qualification is required. There is no pending or threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of Parent or Sub.

3.2 Power and Authority; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement, and to perform and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the Merger and the other transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Merger Sub, respectively, and by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub, respectively, is necessary to authorize the execution and delivery or performance by them of this Agreement or their consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by, and, assuming due authorization by the Company, is enforceable against, each of Parent and Merger Sub, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.3 Consents and Approvals; No Defaults.

(a) No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Parent or Merger Sub in connection with its respective execution, delivery or performance of this Agreement and the Merger except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust or competition laws of any foreign country.

(b) Subject to receipt of the consents and approvals, and the making of the filings, referred to in Section 3.3(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof by Parent and Merger Sub do not and will not (i) result in any breach of the terms, conditions, or provisions of the Organizational Documents of Parent or Merger Sub; (ii) result in a breach of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance under, any of the terms, conditions or provisions of any Contract, Order or Permit to which Parent or Merger Sub is a party or by which it or any of its respective properties or assets may be bound or affected; or (iii) violate any Law or Order applicable to Parent or Merger Sub.

3.4 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated herein and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

3.5 Regulatory Approvals. Neither Parent nor Merger Sub has taken any action and has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Entity necessary in connection with the consummation of the Merger, or any of the transactions contemplated by this Agreement.

3.6 Financing. Parent has sufficient financial commitments, and shall have at the Closing, sufficient funds to cause the Surviving Corporation to pay the Merger Consideration and the Option Consideration in connection with this Agreement and the consummation of the Merger.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

4.1 Corporate Status. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Except as set forth on Schedule 4.1(a), the Company is duly qualified to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not result in a Material Adverse Effect. Schedule 4.1(b) sets forth the jurisdictions in which the Company is qualified to do business. The Company has delivered or made available to Parent correct and complete copies of its Organizational Documents, as amended to date. The Company is not in breach of any provision of its Organizational Documents.

4.2 Power and Authority; Enforceability. The Company has the requisite power and authority to execute and deliver this Agreement and to perform and consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger and the other transactions contemplated hereby have been duly authorized by the Company Board, and no other corporate action on the part of the Company (other than adoption of this Agreement and approval of the Merger by the Company Stockholders) is necessary to authorize the execution, delivery and performance by the Company of this Agreement or its consummation of such transactions. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.3 Consents and Approvals; No Defaults.

(a) No consents or approvals of, or filings or registrations with, any Governmental Entity are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement except for (i) the Requisite Stockholder Vote, (ii) as may be required by the Exchange Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust or competition laws of any foreign country.

(b) Except for the Consents with respect to Contracts set forth on Schedule 4.3(b), and subject to receipt of the consents and approvals, and the making of the filings, referred to in Section 4.3(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) result in any breach of the terms, conditions, or provisions of, the respective Organizational Documents of the Company; (ii) result in a breach of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any Contract, Order or Permit to which the Company is a party or by which it or any of its properties or assets may be bound or affected, except to the extent any such breach or creation or imposition of any Encumbrance would not reasonably be expected to result in a Material Adverse Effect; (iii) require payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, the Company, any severance, termination, “golden parachute,” or similar payment pursuant to any employment agreement or arrangement or other Contract, or (iv) violate in any material respect any Law or Order applicable to the Company.

4.4 Capitalization. As of the date hereof, the Company’s authorized capital stock (the “Company Stock”) consists of: 50,000,000 shares of Company Common Stock, of which 21,818,378 shares of Company Common Stock are issued and outstanding, and 6,603,430 shares of Company Preferred Stock, of which 3,520,255 shares have been designated Series A-1 Preferred Stock (the “Series A Stock”), of which 2,181,818 shares of Series A Stock are issued and outstanding. All of the issued and outstanding shares of Company Stock: (a) have been duly authorized and are validly issued, fully paid, and nonassessable and free and clear of all Encumbrances, (b) were issued in compliance in all material respects with all applicable state and federal securities Laws, and (c) were not issued in breach of any Equity Commitments. Except as set forth on Schedule 4.4(a), no Equity Commitments exist with respect to any Equity Interest of the Company, and no such Equity Commitments will arise in connection with the transactions contemplated hereby. Except as set forth on Schedule 4.4(b), there are no Contracts, purchase rights, subscription rights, conversion rights, exchange rights or other commitments to which the Company is a party or, to the Knowledge of the Company, to which persons other than the Company are party, which could cause the Company to vote or issue, sell or otherwise cause to become outstanding any of the Company’s Equity Interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests. Except as set forth on Schedule 4.4(c), there are no restrictions of any kind which prevent the payment of dividends by the Company. Other than the Voting Agreement, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party with respect to the voting of the Equity Interests of the Company. The Company does not own, or have any Contract to acquire, any Equity Interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business. True and complete copies of all organizational documents of the Company have been delivered or been made available to the Parent.

4.5 Company Subsidiaries. The Company (i) has not had since December 31, 2000, and presently has no subsidiaries, and (ii) has not since December 31, 2000 owned any capital stock, partnership, membership, joint venture or other ownership interest or Equity Interest in any Person.

4.6 Reports and Financial Statements.

(a) The Company has filed all reports, schedules and forms required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2001 (collectively, including all exhibits thereto, the “Company SEC Reports”). None of Company SEC Reports, as of their respective filing dates (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of the Company (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective filing dates (and as of the filing date of any amendment to the respective Company SEC Report), complied as to form and substance in all material respects with the then-applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act.

(b) The Company has furnished or made available to Parent copies of the following financial statements of the Company (collectively, the “Financial Statements”): (a) audited balance sheets as of December 31, 2003 and 2004, and the related audited statements of operations and cash flow for the period then ended, and (b) the unaudited balance sheets as of March 31, 2005 (the March 31, 2005 balance sheet being the “Balance Sheet”), and the related unaudited statements of operations and cash flows for the period then ended. The Financial Statements are in accordance with the regularly maintained books and records of the Company, were prepared pursuant to the related work papers, are complete and correct in all material respects, have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of the Company as of the respective dates thereof and the results of operations and cash flows for the respective periods covered thereby, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments that have not been and are not expected to be material in amount. The statements of operations and cash flows included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly set forth therein. Except as disclosed in the Financial Statements, the Company does not have any outstanding indebtedness for borrowed money nor has it guaranteed any such obligations.

(c) Except as set forth on Schedule 4.6(c), (i) the Company is not a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) and (ii) there are no outstanding loans to directors and officers of the Company as provided in Section 402 of the Sarbanes-Oxley Act. Except as disclosed in the Company SEC Reports, each director and officer of the Company has filed with or furnished to the SEC all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2002.

(d) Except as set forth in Schedule 4.6(d), the Company maintains a system of internal accounting and other controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management’s general or specific authorizations and with the investment objectives, policies and restrictions of the Company and the applicable requirements of the Code, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP to calculate net assets value and to maintain accountability for assets, (iii) access to material assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for material assets is compared with the existing material assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(e) The Company’s auditor has at all times been (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of the Company in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and the Public Company Accounting Oversight Board.

4.7 Undisclosed Liabilities. Except as set forth on Schedule 4.7, the Company has no liabilities, obligations or commitments (absolute, accrued, contingent or otherwise) except (a)

liabilities reflected on the Balance Sheet, (b) liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet, and which are normal and usual in amount and (c) Company Expenses.

4.8 Absence of Certain Changes or Events. Except as set forth on Schedule 4.8, since December 31, 2004, the business of the Company has been conducted only in the Ordinary Course of Business and there has been no Material Adverse Change. Without limiting the generality of the foregoing, and except as set forth on Schedule 4.8, since December 31, 2004, the Company has not:

(a) borrowed any amount or incurred any material expenses or obligations of any kind (whether contingent or otherwise), except in the Ordinary Course of Business;

(b) entered into any material transactions or waived any material rights or entered into any transactions or waived any rights other than in the Ordinary Course of Business;

(c) increased the level of benefits under any Employee Benefit Plan, the salary or other compensation (including severance) payable or to become payable to employee or obligated itself to pay any bonus or other additional salary or compensation to any employee, other than, with respect to employees who are not officers, directors or senior managers of the Company, in the Ordinary Course of Business;

(d) entered into or amended any employment agreement or arrangement in excess of $100,000 annually, or any severance or retention agreement or promoted any of the employees of the Company’s business;

(e) amended, rescinded or terminated (and not renewed) any existing material Contract;

(f) permitted any material Contract to expire or terminate (and not be renewed) by its terms;

(g) made any capital expenditure (or series of related capital expenditures) that is either material or outside the Ordinary Course of Business;

(h) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions);

(i) sold, transferred, disposed of, or agreed to sell, transfer, or dispose of, any of its assets, properties, Intellectual Property, other than in the Ordinary Course of Business;

(j) created or incurred, or discharged or satisfied, any material Encumbrance upon any of its assets or properties;

(k) made any change in its method of accounting or accounting practices;

(l) suffered the loss, damage or destruction of any material asset or property (whether or not covered by insurance);

(m) failed to repay any material obligation when due;

(n) initiated, compromised, or settled any material litigation or arbitration proceeding;

(o) made a material revaluation of any of its assets or liabilities, including any material write-offs, material increases or decreases in any reserves or any material write-up of the value of inventory, property, plant, equipment or any other asset;

(p) made a material change in Tax methods, material Tax elections or amendments or revocation thereof, or settled or compromised any material Tax dispute with respect to the Company;

(q) amended, or proposed to amend, the Organizational Documents of the Company;

(r) adopted, implemented or amended any stockholder rights plan;

(s) declared, set aside or paid any dividend or other distribution or payment (whether in cash, stock or property) with respect to the capital stock or other equity securities of the Company or made any redemption purchase or other acquisition of any of the securities of the Company, or made any other payment to any stockholder of the Company in its capacity as a stockholder;

(t) accelerated collection of account receivables or delayed or failed to pay accounts payable, other than in the Ordinary Course of Business, or any account payable contested in good faith;

(u) restructured or reorganized any of the business divisions or units of the Company;

(v) materially changed the amount of insurance coverage provided by its insurance policies;

(w) issued or committed to issue any Equity Interest or Equity Commitment; or

(x) entered into any commitment (contingent or otherwise) to do any of the foregoing.

4.9 Title to and Condition of Properties. The Company has good, valid and marketable title to (i) all material tangible properties and assets (real and personal) other than leased assets, used by the Company in its business, including all the properties and assets reflected in the Balance Sheet except as indicated in the notes thereto and except for properties and assets reflected in the Balance Sheet which have been sold or otherwise disposed of in the

Ordinary Course of Business, and (ii) all the tangible properties and assets purchased by the Company since the date of the Balance Sheet except for such properties and assets which have been sold or otherwise disposed of in the Ordinary Course of Business; in each case subject to no Encumbrances. The Company does not currently own any real property. The Company has a valid leasehold interest in or a valid license to use all of the property leased or licensed by it used in its business, free and clear of all Encumbrances. The properties and assets of the Company comprise all material properties and assets required for the continued conduct in all material respects of its business as now being conducted and are adequate for the purposes for which such properties and assets are currently used or held for use (other than such inadequacies that are not, individually or in the aggregate, material) and are in reasonably good repair and operating condition (subject to normal wear and tear).

4.10 Compliance with Laws. The Company is, and since January 1, 2001 has been, in all material respects, in compliance with all applicable Laws and Orders. Except as disclosed on Schedule 4.10, the Company has not received any notice from, or otherwise been advised that, any Governmental Authority is claiming any violation or potential violation of any Law or Order other than violations which are not, individually or in the aggregate, material.

4.11 Litigation. Except as disclosed on Schedule 4.11, there is no pending or, to the Knowledge of the Company, threatened, Action, whether private or public, affecting the Company which could affect the enforceability of this Agreement or which could reasonably be expected to result in a Material Adverse Effect. With respect to each such Action disclosed on Schedule 4.11, copies of all pleadings, filings, correspondence with opposing parties and their counsel, opinions of counsel, results of studies, judgments, orders, attachments, impositions of or recordings of Encumbrances have been made available to Parent. The Company is not subject to any outstanding Order.

4.12 Minute Books. The minute books of the Company, as previously made available to Parent and its representatives, contain accurate records in all material respects of all material meetings of and corporate actions or written consents by the Company Stockholders and the Company Board.

4.13 Contracts. Except as set forth on Schedule 4.13, none of the Contracts includes:

(a) Any Contract that involves the sale of goods and/or performance of services by the Company as a prime contractor of an amount or value (as measured by the revenue reasonably expected to be derived therefrom during the twelve (12) months ended December 31, 2005) in excess of $25,000 annually;

(b) Any Contract that involves the sale of goods and/or performance of services by the Company as a subcontractor of an amount or value (as measured by the revenue reasonably expected to be derived therefrom during the twelve (12) months ended December 31, 2005) in excess of $25,000 annually;

(c) Any Contract that requires the payment by or to the Company of more than $25,000 annually;

(d) Any Contract (other than the Company’s Organizational Documents) which contains restrictions with respect to payment of dividends or any other distribution in respect of the Company’s capital stock;

(e) Any employment Contracts (including any collective bargaining Contract or union agreement), or any consulting, independent contractor or subcontractor Contract involving payment by the Company of more than $25,000 annually, any severance Contract or any retention, transaction, change of control or similar bonus Contract, in each case, with respect to the employees or the Company;

(f) Any Contracts with respect to any property of the Company, real or personal, except for leases of personal property involving less than $15,000 per year;

(g) Any Contract to be performed relating to capital expenditures by the Company in excess of $25,000;

(h) Any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables in the Ordinary Course of Business);

(i) Any loan or advance by the Company to, or investment by the Company in, any Person, or any Contract relating to the making of any such loan, advance or investment or any Contract involving a sharing of profits;

(j) Any guarantee by the Company or other contingent liability of the Company in respect of any indebtedness or obligation of any Person;

(k) Any guarantee by another Person of any obligation (contingent or otherwise) of the Company;

(l) Any Contract limiting the ability of the Company to engage in its business or to compete with any Person with respect to its business;

(m) Any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company, other than in the Ordinary Course of Business;

(n) Any Contract requiring the Company to indemnify or hold harmless (i) any Person other than purchase orders and revenue earning Contracts entered into in the Ordinary Course of Business, (ii) any purchaser and/or licensee with respect to the Intellectual Property or (iii) any person who was a director or executive officer of an entity acquired by the Company and who did not become an employee, director or officer of the Company; or

(o) Any material amendment, modification or supplement in respect of any of the foregoing.

The Company has furnished or made available to Parent complete and accurate copies of all of the foregoing Contracts. All of the Contracts are legal, valid and binding obligations of the Company, and are in full force and effect. The Company has duly performed all of its material obligations under each Contract to the extent those obligations have accrued and no material default, violation, or breach by the Company, or, to the Knowledge of the Company, any other party, under any Contract has occurred which affects the enforceability of such Contract or any parties’ rights thereunder, including rights of termination, modification and acceleration.

4.14 Customers, Resellers and Suppliers. Except as set forth on Schedule 4.14, there are no outstanding disputes with any current customer, reseller or supplier, other than disputes which would not be, individually or in the aggregate, material, and no material customer, reseller or supplier has stated its intention not to continue to do business with the Company whether as a result of the transactions contemplated hereby or otherwise.

4.15 Intellectual Property.

(a) The Intellectual Property owned by the Company (“Owned Intellectual Property”) and licensed for use by the Company (“Licensed Intellectual Property”) encompasses all proprietary rights necessary for the conduct of the business of the Company as presently conducted, except where the failure of the Company to own or license any Intellectual Property would not be material (collectively, the “Company Intellectual Property”). Each item of Company Intellectual Property immediately prior to the Closing hereunder will be owned or available for use on substantially the same terms and conditions immediately subsequent to the Closing hereunder. The Company owns the entire right, title and interest in and to all of the Owned Intellectual Property, free and clear of all Encumbrances, and has the right to use the Licensed Intellectual Property pursuant to the terms of the applicable license agreement. There are no Actions pending or, to the Knowledge of the Company, threatened, asserting the invalidity, misuse, infringement or unenforceability of any of the Company Intellectual Property. The Company has not received any notice or claim challenging the Company’s ownership of the Company Intellectual Property. Schedule 4.15(a) sets forth all of the Registered Intellectual Property constituting a part of the Company Intellectual Property.

(b) Except as set forth on Schedule 4.15(b) hereto, to the Knowledge of the Company, the Company does not infringe upon or misappropriate any Intellectual Property of third parties, other than any such infringement or misappropriation which would not be, individually or in the aggregate, material. To the Knowledge of the Company, no third party has infringed upon or misappropriated in any material respect any rights of the Company with respect to the Company Intellectual Property.

(c) Schedule 4.15(c) hereto contains an accurate and complete listing of all Software owned, licensed or used by the Company including, without limitation, the requisite number of seat licenses necessary for the Company to carry on its business or the equivalent number of such licenses for any commercial, off-the-shelf software (the “Business Software”), other than (i) any embedded systems residing in, or controlling, any equipment or fixtures, and (ii) any commercial, off-the-shelf software.

(d) Except as set forth on Schedule 4.15(d) hereto, all of employees of the Company as of the date of this Agreement and at any time during the three (3) years immediately prior to the date of this Agreement who have contributed to or participated in the conception and/or development or enhancement of the Company Intellectual Property or the Business

Software have executed an agreement that includes an acknowledgement that such contributions are the sole and exclusive property of the Company, all of the consultants and contractors of the Company as of the date of this Agreement and at any time during the three (3) years immediately prior to the date of this Agreement who have contributed to or participated in the conception and/or development or enhancement of the Company Intellectual Property or the Business Software have executed an agreement that includes an acknowledgement that such contributions belong to the Company or its clients, and each Person who has had access to or otherwise been exposed to confidential or proprietary information regarding the Company, including employees, agents, consultants, and independent contractors, has entered into an agreement with the Company that includes provisions acknowledging and agreeing that such confidential or proprietary information shall be maintained in confidence and shall not be used other than as specifically authorized by the Company.

(e) Schedule 4.15(e) sets forth a list of the employees and consultants who have executed the Company’s most current form of confidentiality, non-disclosure and non-solicitation agreement which is attached hereto as Schedule 4.15(e). All of such agreements are in full force and effect.

4.16 Employment Matters. Schedule 4.16(a) sets forth a complete and accurate list of each employee, his or her immigration status, location of employment, length of service and current annual rates of salary of and other compensation payments due all such employees (other than routine payroll matters), as well as a list of all existing employment, consulting Contracts or severance arrangements which constitute contractual obligations of the Company with respect to its employees. To the Company’s Knowledge, none of the employees of the Company are improperly classified by the Company as independent contractors or leased employees or as being exempt from overtime pay. There are no collective bargaining agreements with any union or other bargaining group for any employees of the Company, nor, to the Knowledge of the Company, has there been any union organizational efforts involving such employees during the past two (2) years. With respect to all employees, the Company, to its Knowledge, is in compliance in all material respects with all provisions of Law pertaining to the employment and terminating of employees, including all Laws relating to labor relations, equal employment practices, fair employment practices, entitlements, prohibited discrimination, terms and conditions of employment, employment safety, wages and hours, independent contractor classification, withholding requirements, or other similar employment or hiring practices or acts, and the Company is not engaged in any unfair labor practice or is a party to any Action involving a violation or alleged violation of any of the foregoing Laws. To the Company’s Knowledge, the Company is and has at all times in the past been in material compliance with the Worker Adjustment Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Immigration and Nationality Act, as amended, and the Immigration Reform and Control Act of 1986. Except as set forth on Schedule 4.16(b), the consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the vesting or acceleration of the time of payment of any award or entitlement under any Employee Benefit Plan. Except as set forth on Schedule 4.16(c), no person holding title as an officer or senior manager of the Company (a “Key Employee”) has left the Company since December 31, 2004 and no current Key Employee has indicated any present or future intention to terminate his or her employment with the Company or not to engage in employment with the Surviving Corporation.

4.17 Employee Benefit Plans.

(a) Set forth on Schedule 4.17(a) is an accurate and complete list of each Employee Benefit Plan maintained within any jurisdiction of the United States. With respect to such U.S.-based Employee Benefit Plans: (i) each Employee Benefit Plan is in compliance with applicable Law and has been administered and operated in all respects in accordance with its terms; (ii) each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been maintained pursuant to a prototype plan document which has received a favorable determination letter from the Internal Revenue Service; (iii) no Employee Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; (iv) no Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (v) the Company nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; (vi) no Employee Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; (vii) all contributions required to be made to each Employee Benefit Plan have been timely made; and (viii) no claim, action or litigation is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such claims which were denied). With respect to each U.S.-based Employee Benefit Plan, the Company has delivered or caused to be delivered to Parent true and complete copies of the written plan document setting forth such plan, the Internal Revenue Service determination letter issued to the prototype sponsor with respect to each Employee Benefit Plan intended to be “qualified” under Section 401(a) of the Code, and the most recently filed Internal Revenue Service Form 5500-series for each such plan required to file such form.

(b) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under any Employee Benefit Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect of such Plan for the most recent plan year. The execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Employee Benefit Plan, which either alone or upon the occurrence of a subsequent event) will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of the Company.

4.18 Permits. The Company holds all Permits needed to lawfully conduct its business as presently conducted, except for any Permits the absence of which would not be expected to be material. Schedule 4.18 contains a true and complete list of all such Permits. All such Permits are in full force and effect and no Action or claim is pending nor, to the Knowledge of the Company, is threatened to revoke or terminate any such Permit or declare any Permit invalid in any material respect. The Company has taken all necessary action to maintain such Permits.

4.19 Accounts Receivable. All notes and accounts receivable of the Company are (a) valid, bona fide claims against debtors for sales and deliveries of goods, performance of services and other transactions in the Ordinary Course of Business, and (b) to the Knowledge of the Company, are not subject to any defenses, set-offs or counterclaims, in excess of the reserve for accounts receivable set forth on the Balance Sheet. The Company has fully performed all obligations with respect all accounts receivable of the Company which it was obligated to perform to the date hereof.

4.20 Taxes. The Company has filed or caused to be filed, within the times and in the manner prescribed by Applicable Tax Law, all Tax Returns which are required to be filed by, or with respect to, the Company. Such Tax Returns reflect accurately all liability for Taxes of the Company for the periods covered thereby, other than liabilities which are not, individually or in the aggregate, material. All Taxes payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company, other than Taxes which are not, individually or in the aggregate, material. No examination of any such Tax Return of the Company is currently in progress. No material adjustment relating to any Tax Return of the Company has been proposed in writing by any Tax Authority (insofar such adjustment relates to the activities or income of the Company). There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any such Tax Return of the Company. The Company has not received approval to make or agreed to a change in any accounting method or has any written application pending with any Tax authority requesting permission for any such change. The Company is not bound by any contractual obligation requiring the indemnification or reimbursement of any Person with respect to the payment of any Tax, other than Taxes which are not, individually or in the aggregate, material. No claim has ever been made in writing by any Tax authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. No issues have been raised by the relevant Tax authorities on audit that are of recurring nature and that would, individually or in the aggregate, have a material effect upon the Taxes of the Company. No Action is pending by any Tax authority for any audit, examination, deficiency, assessment or collection from the Company of any Taxes, other than Taxes which are not, individually or in the aggregate, material; no unresolved claim for any deficiency, assessment or collection of any Taxes has been asserted against the Company. To the Company’s Knowledge (with the extent of such Knowledge being measured only as of the date of this Agreement and not as of any future date), the Company does not have an existing limitation on its current accumulated federal net operating loss pursuant to Section 382 of the Code. There is no Contract covering any individual or entity treated as an individual included in the business or assets of the Company that could give rise to the payment by the Company or Parent or its Affiliates, of an amount that would not be deductible by reason of Section 280G of the Code. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has delivered or made available to Parent complete and correct copies of all material federal, state, local and foreign income or franchise Tax Returns filed by the Company for the three most recent taxable years for which such Tax Returns have been filed immediately preceding the date of this Agreement. All formal or informal Tax sharing, Tax allocation and Tax indemnity arrangements, if any, will terminate prior to Closing and the

Company will not have any liability or benefit thereunder on or after Closing. The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company shall promptly notify Parent of any material proceeding involving Taxes relating to the Company between the date of this Agreement and the Closing Date. No powers of attorney or other authorizations are in effect that grant to any person the authority to represent the Company in connection with any Tax matter or proceeding, and any such powers of attorney or other authorizations shall be revoked as of the Closing Date. The Company is not a party to or bound by any closing agreement or offer in compromise with any Tax Authority. The Company has not, since January 1, 2004, entered into any transaction that constitutes a reportable transaction within the meaning of Section 6707A(c) of the Code.

4.21 Environmental Laws.

(a) The Company has not generated, used, disposed of, released, treated or stored any Hazardous Materials on any Company Property or otherwise.

(b) To the Knowledge of the Company, Hazardous Materials have not been Released on any Company Property, except for quantities Released on such Company Property in compliance with Environmental Laws and required in connection with the normal operation and maintenance of such Company Property.

(c) The Company has complied and is in compliance with all Environmental Laws and the requirements of permits issued under such Environmental Laws.

(d) To the Knowledge of the Company, there are no pending or threatened Environmental Claims against the Company or, to the Knowledge of the Company, pending or threatened against any Company Property.

As used in this Section 4.21, the following terms shall have the meanings set forth below:

“Company Property” means any real property and improvements owned, leased, used, operated or occupied by the Company.

“Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (B) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law.

“Environmental Law” means any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code, or rule of common law in effect and in each case as amended as of the Closing Date relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery

Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and their state and local counterparts and equivalents.

“Environmental Claims” means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Law (hereafter “Claims”), including (A) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (B) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

4.22 Insurance. Schedule 4.22 sets forth a list and the material terms of all material insurance policies, letters of credit and surety bonds covering or relating to the Company and its assets. The Company has provided or made available to Parent a copy of each such policy, letter of credit or bond, each of which is in full force and effect. The Company has not (a) agreed to modify or cancel any such policy, letter of credit or bond, (b) received notice (whether oral or written) of actual or threatened modification or termination of any such policy or bond, (c) failed to pay any premiums with respect to such insurance policies on a timely basis, (d) received any notice of cancellation or termination with respect to any such policy, (d) failed to give any notice or present any claim thereunder in due and timely fashion. There are no pending claims against such insurance by the Company as to which the insurers have denied coverage or otherwise reserved rights. The Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since January 1, 2003. Schedule 4.22 lists all material claims of the Company which are currently pending or which have been made with an insurance carrier, and all losses incurred with respect to self-insured risks, since January 1, 2003.

4.23 Affiliate Transactions. Except as set forth on Schedule 4.23, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company under the Sarbanes-Oxley Act or pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.24 Requisite Stockholder Vote. The only vote of the Company Stockholders required to adopt this Agreement and approve the Merger is the affirmative vote of a majority of the Company Common Stock and Company Preferred Stock (voting together as a single class) outstanding on the record date fixed for, and entitled to vote at, the Merger Special Meeting (the “Requisite Stockholder Vote”).

4.25 Opinion. The Company has received the written opinion of Cain Brothers & Co., LLC, dated the date of this Agreement, to the effect that, as of such date, the Floor Price that may be received by the holders of the Company Common Stock pursuant to the Agreement is fair to such holders from a financial point of view. A true and correct copy of such written opinion has been delivered to Parent.

4.26 Brokers. The Company has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement, except for Cain Brothers & Co., LLC, whose fees shall be paid by the Company.

4.27 Disclosure Generally. The representations and warranties in this Article 4 and the disclosures of the Company contained in the disclosure schedules attached hereto (the “Company Disclosure Schedules”) do not contain any untrue statement of material fact or omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make any such representations, warranties or disclosures not misleading.

4.28 Inapplicability of Anti-takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has and will take all actions necessary so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, in applicable to the execution, delivery and performance of this Agreement and the Voting Agreement and to the consummation of the Merger and the transactions contemplated thereby. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Agreement, the Voting Agreement, the Merger or any of the transactions contemplated thereby.

4.29 Waiver of Liquidation Preference by Company Stockholders. The holders of Preferred Stock of the Company have entered into the Voting Agreement whereby, among other things, each such holder has agreed (i) to waive, effective immediately prior to the Effective Time, a portion of the liquidation preference otherwise owed to such holder under the Company’s Certificate of Incorporation, as reflected in the Certificate of Designation of Series A-1 Preferred Stock, in respect of each share of Preferred Stock held by such holders as a result of the consummation of the Merger and, further, that the mutually agreed upon per share liquidation preference reflected in such agreement and payable upon consummation of the Merger shall constitute, when paid, full satisfaction of the Company’s liquidation preference payment obligations to such holders upon consummation of the Merger, (ii) to not exercise prior to the termination of this Agreement any of the Galen Warrants, and (iii) that all of the Galen Warrants will be deemed to be cancelled immediately prior to the Effective Time.

ARTICLE 5.

COVENANTS

The Parties covenant and agree as follows:

5.1 Notices and Consents. Each Party will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any consents of Governmental

Authorities and other Persons, if any, required in connection with the transactions contemplated herein including in connection with the matters referred to in Sections 3.3 and 4.3, respectively, and to use such Party’s commercially reasonable efforts to agree jointly on a method to overcome any objections by any Governmental Entity to the transactions contemplated herein. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other Party and its advisors prior to filing or responding. Nothing in this Section 5.1 will require that Parent or its Affiliates divest, sell, or hold separately any of its assets or properties, nor will this Section 5.1 require that Parent, its Affiliates, or the Company take any actions that could affect the normal and regular operations of Parent, its Affiliates, or the Surviving Corporation after the Closing Each of the Parent, on the one hand and the Company, on the other hand, shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or any Party’s filings under the Exchange Act; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Parent or the Company that relate to the consummation of the Merger. Each of the Parent and the Company will use commercially reasonable efforts to promptly notify the other if, in the course of such Party’s investigations with respect to the other, such Party obtains Knowledge that any representation or warranty of the other is, or is reasonably expected to be, untrue or inaccurate so as to have a Material Adverse Effect.

5.2 Operation of Business. Except as specifically contemplated by this Agreement, from the date hereof through the Closing Date, the Company shall conduct its business in the Ordinary Course of Business, and will use all commercially reasonable efforts to preserve intact in all material respects its advantageous business relationships, to keep available the services of its employees and to maintain satisfactory material relationships with its customers and other Persons having a business relationship with it. Without limiting the generality of the foregoing, the Company shall not, without the prior written consent of Parent, which shall not be unreasonably withheld, take or undertake or incur or permit to exist any of the acts, transactions, events or occurrences specified in Section 4.8 (other than as otherwise set forth on Schedule 4.8, paragraphs (f) and (l) in Section 4.8 and other than borrowings of amounts pursuant to the terms of the Credit Facility made prior to the Measurement Date) including, without limitation (a) compromising or settling any material litigation, (b) accelerating collection of account receivables other than in the Ordinary Course of Business, (c) delaying or failing to pay accounts payable other than in the Ordinary Course of Business or any account payable contested in good faith, (d) making any material election relating solely to the Company with respect to Taxes of the Company after the date hereof, and (e) entering into any material Affiliate Transactions other than on an arm’s-length basis, except to the extent that any Contract may expire by its own terms, in which case the Company shall promptly notify Parent of the same, and the Company shall, promptly upon Parent’s request, use its commercially reasonable efforts to renew or extend such Contract. The Company shall (i) keep intact all existing insurance arrangements or comparable replacement or renewal policies and Employee Benefit Plans existing as of the date hereof until the Closing, (ii) continue to take commercially reasonable action that may be necessary or advisable to protect and preserve the Company Intellectual Property and (iii) use commercially reasonable efforts to cause any material Contract that is expiring to be renewed.

5.3 Access to Information. Upon reasonable prior notice, the Company shall afford full access to the officers, employees, accountants, counsel and other representatives of Parent (including financing sources and their employees, accountants, counsel and other representatives), during normal business hours during the period prior to the Effective Time, to all its officers, employees, properties, books, Contracts, and records, in order that Parent and its representatives may have the opportunity to make such investigations as they shall desire of the affairs of the Company; provided, however, that any such access shall be coordinated through senior management of the Company (and Company counsel) and the Company shall have the right to approve in advance the script, if any, to be used in connection with such access, such approval not to be unreasonably withheld. No such investigation performed or information received by Parent or its representatives shall affect in any way the liability of the Company with respect to any representations, warranties or covenants contained herein. Without limiting the generality of the foregoing, (i) the Company or Parent, as the case may be, shall, as promptly as practicable, inform the other Party in writing of any change or event which renders any representation or warranty in or any Schedule to this Agreement inaccurate or incomplete in any material respect and (ii) the Company shall, as promptly as practicable, inform Parent in writing of any changes or proposed changes in accruals, assets or liabilities related to Taxes, it being understood that no such disclosure after the date hereof shall in any way limit either Party’s liability for any breach of any representation or warranty set forth in this Agreement. Any disclosure of confidential information by the Company shall be subject to the terms of the confidentiality agreement dated April 22, 2005, among certain of Parent’s Affiliates, and the Company the (“Confidentiality Agreement”).

5.4 Acquisition Proposal.

(a) The Company shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, the Company (collectively, the “Representatives”) to, and it shall use commercially reasonable efforts not to permit any employee of the Company to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, the Company will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal provided, that notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.4 or any other provision hereof shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the foregoing, the Company may furnish information concerning its businesses, properties or assets to any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) and may negotiate and participate in discussions and negotiations with such Person or group concerning a Superior Proposal (as defined below), provided (i) that such Person or group shall have entered into a confidentiality agreement (which shall be no less restrictive than the confidentiality agreement executed by Parent in connection with this Agreement and the transactions contemplated hereby) and (ii) that:

(1) such Person or group has submitted an Acquisition Proposal that the Company Board has determined in good faith is or would reasonably be expected to result in a Superior Proposal;

(2) in the good faith opinion of the Company Board, after consulting with independent legal counsel to the Company, such action is required to discharge the Company Board’s fiduciary duties to the Company Stockholders under applicable Law; and

(3) the Company has notified Parent in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than 24 hours prior to so doing.

Except after receipt by the Company of a Superior Proposal, the Company Board shall not (a) withdraw or modify the Company Board Recommendation, or (b) propose to approve or recommend, any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal, or (d) terminate any Merger Solicitation Efforts, or (e) postpone, adjourn or cancel the Merger Special Meeting. Notwithstanding anything to the contrary in this Agreement, the Company shall as promptly as practicable (and in no event later than 24 hours after the receipt of an Acquisition Proposal) advise Parent orally and in writing of the receipt by it after the date hereof of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry and shall furnish Parent with any nonpublic information to be furnished to such Person making an Acquisition Proposal or inquiry concurrent with furnishing such Person with such nonpublic information (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company will keep Parent fully informed of the status and details of any such Acquisition Proposal and any modification or proposed modification thereto.

(b) The term “Acquisition Proposal” as used herein means any offer, proposal or other indication of interest for a merger, consolidation, tender offer, exchange offer, acquisition or similar transaction or any other business combination involving the Company, any proposal, offer or other indication of interest to acquire in any manner a substantially equity interest in, or a substantial portion of the business assets of the Company, any proposal, offer or other indication of interest with respect to any recapitalization or restructuring of the Company, or any proposal, offer or other indication of interest with respect to any other transaction similar to any of the foregoing with respect to the Company, other than the transactions contemplated by this Agreement. The term “Superior Proposal” as used in this Section 5.4 means any Acquisition Proposal not solicited after the date of this Agreement on terms which the Company Board determines in good faith, taking into consideration such matters that it deems relevant to be more favorable to the Company Stockholders than the Merger (based on advice of the Company’s financial advisor that the value of the consideration provided for in such proposal is superior to the value of the Merger Consideration), for which financing (which shall be no less certain than the financing secured or expected to be secured by Parent), to the extent required, is (based upon the advice of the Company’s financial advisor) capable of being obtained in a reasonable time period.

5.5 Preparation of Proxy Statement; Stockholders Meeting. Promptly following the date of this Agreement, and no less than fourteen (14) days thereafter, the Company shall prepare and file with the SEC the proxy statement to be sent to the Company Stockholders in connection with the Merger Special Meeting (the “Proxy Statement”). The Company shall ensure that, at the time the Proxy Statement is filed with the SEC or mailed to the Company Stockholders or at the time of the Merger Special Meeting, or at the time of any amendment or supplement thereof, the information (except for information furnished to the Company by or on behalf of Parent) contained in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent shall ensure that, at the time the Proxy Statement is filed with the SEC or mailed to the Company Stockholders or at the time of the Merger Special Meeting, or at the time of any amendment or supplement thereof, the information contained in the Proxy Statement and furnished to the Company by or on behalf of the Parent (as indicated to the Company in writing) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon or responses thereto or requests by the SEC for additional information. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment on the parts thereof relating to the transactions contemplated hereby. The Company shall cause the Proxy Statement to be mailed to the Company Stockholders as soon as practicable subsequent to its filing with the SEC. If at any time prior to the Merger Special Meeting any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders.

5.6 Covenants to Satisfy Conditions. Each of the Company and Parent will use its commercially reasonable efforts to ensure, and to cause its respective Affiliates to ensure, that the conditions set forth in Article 6 are satisfied, insofar as such matters are within the control of such Party. Parent and the Company further covenant and agree, with respect to any pending or threatened Action, preliminary or permanent injunction or other Order, that would adversely affect the ability of the Parties to consummate the transactions contemplated herein, to use their respective commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

5.7 Publicity. Except to the extent otherwise required by Law, none of the parties shall issue or authorize to be issued any press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior written approval of the other, which approval shall not be unreasonably withheld.

5.8 Roach/Roberto Notes Receivable. The Company agrees to use commercially reasonable efforts to cause the Roach/Roberto Notes Receivable to be paid in full in cash at or prior to the Closing.

5.9 Officers and Directors. Parent agrees that all rights to indemnification existing on the date hereof in favor of the present or former officers and directors of the Company (the “Indemnified Persons”) with respect to actions taken in their capacities as directors or officers of the Company on or prior to the Effective Time as provided in the Organizational Documents of such Person (as in effect on the date hereof) and as provided in any Contract listed on Schedule 5.9 shall survive the Merger and continue in full force and effect following the Effective Time for a period equal to the statute of limitations for any such claims against such officers and directors, and the obligations related thereto will be assumed by Parent for such period. Prior to the Closing, the Company shall purchase a “tail” or similar insurance policy providing the Company’s present and former officers and directors liability insurance (“D&O Insurance”) for a period following the Effective Time of no less than three years, and shall accrue the premiums for such insurance policy as a Company Expense. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.9, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.9, and none of the actions described in clause “(i)” or clause “(ii)” shall be taken until such provision is made. Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Section 5.9 may not be amended or modified without the approval of each of the Indemnified Persons.

5.10 Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

5.11 Section 16 Matters. The Company Board shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of the Company of Company Common Stock, Company Preferred Stock, Options, or other equity securities of the Company pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

5.12 Employee Transitioning. Parent shall use reasonable best efforts to cause the Surviving Corporation to adopt as of the Closing Date compensation and employee benefit plans or arrangements (or shall have designated existing plans or arrangements) which provide each employee of the Company in good standing with salary, wage, fringe and other benefits (excluding equity incentives) which are at least comparable in the aggregate to those provided prior to the Closing Date. In addition, the Surviving Corporation shall recognize for all purposes under its benefit plans service rendered by employees of the Company prior to the Closing Date and recognized by the Company under its plans, including accrued vacation. If Parent shall at the Closing cause the Surviving Corporation to discontinue any Company benefit plan before the end of a calendar year or plan year, Parent shall, with respect to each employee, for purposes of enrollment in a substitute plan of the Surviving Corporation, if any, also use commercially reasonable efforts to recognize and give credit to expenditures by employees prior to the Closing Date for purposes of the deductible and co-payment and out-of-pocket maximums and to waive pre-existing conditions under group health plans and similar participation or waiting period requirements under Parent’s Employee Benefit Plans to the extent permitted by such plans.

5.13 Non-Solicitation Agreements. The Company shall use its reasonable best efforts to cause each of its employees and consultants, other than those listed on Schedule 4.15(e), to enter into agreements governing confidentiality and non-solicitation having the terms and conditions set forth on Schedule 5.13.

5.14 Structure of the Transaction. Parent shall pay or shall cause the Surviving Corporation to pay any Taxes of the Company or the Merger Sub imposed as a result of, or arising out of, or in connection with the Merger (and such Taxes shall not be accrued for as Company liabilities on the Measurement Date). The Company shall upon Parent’s request, at Parent’s expense, take such actions as Parent reasonably requires to obtain from any Taxing Authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed within respect to the transactions contemplated in this Agreement. Any expenses incurred in obtaining such certificates or documents will be listed on the Company Closing Expenses Schedule but not reduce the Common Stock Per Share Merger Consideration if the action was taken at Parent’s request.. If requested by Parent, the Parties agree to amend this Agreement to cause Merger Sub to merge with and into the Company, with the Company as the Surviving Corporation. If the merger of the Company into Merger Sub (the “Forward Structure”) would reasonably be expected to have a Material Adverse Effect, and if Parent fails to request such an amendment, Parent may not then assert a Material Adverse Effect arising out of the Forward Structure amounted to a failure of the condition set forth in Section 6.2(g).

ARTICLE 6.

CLOSING CONDITIONS

6.1 Conditions to Obligations of all Parties to Effect the Closing.

The obligations of the Parties to effect the Closing shall be subject to the satisfaction or waiver, in whole or in part, at or prior to the Closing, of each of the following conditions unless waived in writing by Parent and the Company:

(a) No Injunction. No Law or Order shall have been enacted, entered, issued or promulgated by any Governmental Entity (and be in effect) which declares this Agreement invalid or unenforceable in any material respect or which prohibits consummation of the Merger or the transactions contemplated herein, and all Consents and Orders of any Governmental Entity required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

(b) Stockholder Vote. The Requisite Stockholder Vote shall have been received.

(c) Minimum Common Stock Per Share Merger Consideration Price. The Common Stock Per Share Merger Consideration shall be no less than $0.27 (the “Floor Price”).

6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Closing.

The obligations of the Parent and Merger Sub to effect the Closing shall be subject to the satisfaction or waiver, in whole or in part, at or prior to the Closing, of each of the following conditions unless waived in writing by Parent:

(a) Representations and Warranties are True. The representations and warranties of the Company set forth in Article 4 shall be accurate as of the Closing Date as if made on and as of the Closing Date (except as to any such representation and warranty which speaks as of a specific date, which must be accurate as of such date), except that for purposes of this Section 6.2(a) all inaccuracies in such representations and warranties shall be disregarded if such inaccuracies (considered collectively) would not constitute a Material Adverse Effect.

(b) Covenants. Each material covenant, agreement and condition contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

(c) Demands for Appraisal. The shares of Company Stock with respect to which a demand for appraisal pursuant to Section 262 of the DGCL has been properly made and not withdrawn shall not be greater than 5% of the issued and outstanding Company Common Stock entitled to vote at the Merger Special Meeting excluding the shares of Common Stock held by the shareholders listed on Schedule 6.2(c) from the numerator and denominator for the purposes of the calculation of such 5% limitation.

(d) Ancillary Agreements.

(i) Vincent K. Roach shall have entered into an Amended and Restated Non-Competition Agreement with the Company in the form attached hereto as Exhibit D, and such agreement shall be in full force and effect and any payments required to be made to Vincent K. Roach pursuant to such agreement have been set forth on the Company Closing Expenses Schedule.

(ii) The persons listed on Schedule 6.2(d)(ii) shall have entered into an agreement containing the terms set forth on Schedule 5.13, and such agreements shall be in full force and effect

(e) Voting Agreement. The Voting Agreement shall not have been amended, modified or terminated.

(f) Litigation. Except as disclosed on Schedule 4.11, there shall not be pending or threatened any Action that could reasonably be expected to have a Material Adverse Effect, or that could be reasonably expected to materially and adversely affect the Surviving Corporation’s cash balance or net working capital due to the costs involved in defense or prosecution thereof, not otherwise covered by insurance, following the Closing.

(g) No Material Adverse Effect. There shall not have occurred and be continuing any event or occurrence, nor any fact or circumstance discovered, that would reasonably be expected to have a Material Adverse Effect.

6.3 Conditions to Company’s Obligations to Effect the Closing.

The obligations of the Company to effect the Closing shall be subject to the satisfaction or waiver, in whole or in part, at or prior to the Closing, of each of the following conditions unless waived in writing by the Company:

(a) Representations and Warranties are True. The representations and warranties of Parent and Merger Sub set forth in Article 3 shall be true and correct as if such representations and warranties were made as of the Closing (except as to any such representation and warranty which speaks as of a specific date, which must be true or correct as of such date).

(b) Covenants. Each material covenant, agreement and condition contained in this Agreement to be performed by Parent or Merger Sub on or prior to the Closing shall have been performed or complied with in all material respects.

(c) Merger Sub Amendments. The Merger Sub Amendments shall have been adopted by Merger Sub and shall be in full force and effect.

ARTICLE 7.

TERMINATION

7.1 Termination of Agreement.

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Effective Time, whether before or after stockholder approval of the Merger:

(a) By mutual written consent of the Parties;

(b) By either of the Company or Parent if: (i) any Governmental Entity shall have issued an Order, or taken any, Action which permanently restrains, enjoins or otherwise prohibits the payment for shares pursuant to the Merger and such Order or Action shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such Order or Action; (ii) the Merger has not been consummated on or before November 30, 2005 (the “Termination Date”); (iii) the Merger Special Meeting shall have been held, the polls shall have closed at the Merger Special Meeting (or any adjustment or postponement thereof) and the Company Stockholders shall have failed, by the Requisite Stockholder Vote, to adopt this Agreement and approve the Merger or (iv) the Common Stock Per Share Merger Consideration is less than $0.27; provided, however, that the right to terminate this Agreement under Section 7.1(b)(ii), or (iii) or (iv) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the event or state of affairs that would otherwise have entitled it to terminate this Agreement thereunder and such action or failure to act constitutes a material breach of this Agreement and, provided, further, a notice by the Company pursuant to clause (iv) of this Section shall not be effective until five (5) business days have elapsed;

(c) By the Company, in connection with entering into an agreement as permitted by Section 5.4 with respect to a Superior Proposal or if the Company Board shall have recommended to the Company Stockholders any Superior Proposal or, in either case, resolved by valid action to do so, provided, that the Company shall not be permitted to exercise the termination right contained in this Section 7.1(c) unless: (i) such Superior Proposal shall not have resulted from any breach of any of the provisions of Section 5.4 in any material respect or from any action taken by the Company or any of its representatives with the intent of circumventing any of the provisions set forth in Section 5.4, (ii) the Company Board, after satisfying all of the requirements set forth in Section 5.4(a) and otherwise causing the Company to comply in all material respects with the provisions of this Agreement, shall have authorized the Company to enter into a binding, written, definitive acquisition agreement providing for the consummation of the transaction contemplated by such Superior Proposal (the “Specified Definitive Acquisition Agreement”), (iii) the Company shall have delivered to Parent a written notice (that includes a copy of the Specified Definitive Acquisition Agreement as an attachment) containing the Company’s representation and warranty that the Specified Definitive Acquisition Agreement has been duly executed and delivered to the Company by the other party thereto, that the Company Board has authorized the execution and delivery of the Specified Definitive Acquisition Agreement on behalf of the Company and that the Company will enter into the Specified Definitive Acquisition Agreement immediately upon termination of this Agreement pursuant to this Section 7.1(c), (iv) a period of at least three (3) business days shall have elapsed since the receipt by Parent of such notice, and the Company shall have made its representatives fully available during such period for the purpose of engaging in negotiations with Parent regarding a possible amendment of this Agreement or a possible alternative transaction, (v) any written proposal by Parent to amend this Agreement or enter into an alternative transaction shall have been considered by the Company Board in good faith, and the Company Board shall have determined in good faith (after having taken into account the advice of the Company’s outside legal counsel and the advice of an independent financial advisor of nationally recognized reputation) that the terms of the proposed amendment to this Agreement (or other alternative transaction) are not as favorable to the Company’s stockholders, from a financial point of view, as the terms of the transaction contemplated by the Specified Definitive Acquisition Agreement, and (vi) the Company shall have paid to Parent the Termination Fee and Expense Reimbursement, required to be paid to Parent pursuant to Section 7.3(c);

(d) By the Company, if any of Parent’s or Merger Sub’s representations and warranties shall fail to be true and correct, which failure shall have given rise to the failure of the condition set forth in Section 6.3(a) to be satisfied or Parent shall have failed to perform its covenants or other agreements contained in this Agreement which failure to perform would give rise to the failure of the condition set forth in Section 6.3(b) to be satisfied, which in each case, such failure is not cured in all material respects within ten (10) business days following receipt of written notice from the Company of such breach;

(e) By Parent, if the Company Board (A) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner materially adverse to Parent or shall have resolved pursuant to valid Company Board action to do any of the foregoing, (B) shall have approved or recommended to the Company Stockholders any Acquisition Proposal other than the Merger, (C) shall have approved or recommended a Superior Proposal, or (D) resolved to do any of the foregoing;

(f) By Parent, if the Company shall have entered into, or publicly announced its intention to enter into a definitive agreement or an agreement in principle with respect to a Superior Proposal;

(g) By Parent, if this Agreement shall not have been approved and adopted by the Company Stockholders at least three business days’ prior to the Termination Date.

(h) By Parent, if any of the Company’s representations and warranties shall fail to be true and correct, which failure shall have given rise to the failure of the condition set forth in Section 6.2(a) to be satisfied or the Company shall have failed to perform its covenants or other agreements contained in this Agreement which failure to perform would give rise to the failure of the condition set forth in Section 6.2(b) to be satisfied, which in each case, breach or failure to perform is not cured in all material respects within ten (10) business days following receipt of written notice from Parent of such breach.

7.2 Manner and Effect of Termination. Termination shall be effected by the giving of written notice to that effect by the Party seeking termination. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and no party shall be obligated to the others hereunder; provided, however, that termination shall not affect: (i) the rights and remedies available to a party as a result of the willful breach by the other party or parties hereunder, (ii) the obligations of the Company pursuant to Section 7.3 below or (iii) obligations under Sections 5.3 (with respect to confidentiality).

7.3 Certain Payments Upon Termination.

(a) In the event that this Agreement is terminated pursuant to Section 7.1(d), Parent shall promptly, but in no event later than ten (10) business days after the date of such termination, pay to the Company in immediately available funds reimbursement for all actual, reasonable fees and expenses of the Company (including, without limitation, expenses payable to all banks, investment banks and other financial institutions (which shall include, without limitation, fees and expenses of such banks’, firms’ and institutions’ legal counsel), and all actual, reasonable fees and expenses of counsel, accountants, financial printers, experts and consultants to the Company and its Affiliates), whether incurred prior to, on or after the date hereof, in connection with the transactions contemplated hereby including finance related expenses, up to a maximum aggregate amount of $150,000.

(b) In the event that this Agreement is terminated pursuant to Sections 7.1(b)(ii), 7.1(b)(iii), 7.1(g) and 7.1(h) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted, or made, the Company shall (i) promptly, but in no event later than ten (10) business days after the date of such termination, pay to Parent in immediately available funds reimbursement for all actual, reasonable fees and expenses of the Parent (including, without limitation, expenses payable to all banks, investment banks and other financial institutions (which shall include, without limitation, fees and expenses of such banks’, firms’ and institutions’ legal counsel), and all actual, reasonable fees and expenses of counsel, accountants, financial printers, experts and consultants to the Parent and its Affiliates), whether incurred prior to, on or after the date hereof, in connection with the transactions contemplated hereby including finance related expenses, up to a maximum aggregate amount of $150,000 (the “Expense Reimbursement”) and (ii) provided within one year from the date of termination of this Agreement the Company either consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, promptly pay to Parent a fee equal to $600,000 (the “Termination Fee”), provided, that if this Agreement is terminated pursuant to Sections 7.1(b)(iii) or 7.1(g) and an Acquisition Proposal has not been disclosed, announced, commenced, submitted, or made, then the Company shall promptly pay to Parent the Expense Reimbursement.

(c) In the event that this Agreement is terminated pursuant to Sections 7.1(b)(iv), 7.1(c) or 7.1(e), the Company shall (a) promptly, but in no event later than ten (10) business days after the date of such termination, pay to Parent in immediately available funds an amount equal to the Expense Reimbursement, plus the Termination Fee.

ARTICLE 8.

MISCELLANEOUS

8.1 Entire Agreement. This Agreement, together with the Exhibits hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitute the entire agreement and understanding of the Parties in respect of its subject matters and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated herein other than the Confidentiality Agreement.

8.2 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

8.3 Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, Parent may, without the consent of the Company or the Company Stockholders, assign all of its rights under this Agreement in connection with the assignment of a security interest to any lender of Parent, Merger Sub or the Surviving Corporation, or to any Affiliate of Parent, provided that Parent remains liable for all of its obligations hereunder.

8.4 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient and such notice, request, demand, claim or other communication will be deemed given if delivered to the address set forth below using personal delivery, commercial courier, messenger service, telecopy (receipt confirmed), registered or certified mail (postage pre-paid, return receipt requested), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

If to Parent, Merger Sub and after Closing to the Surviving Corporation	c/o Gores Technology Group, LLC 6260 Lookout Road Boulder, CO 80301 Attn: Chief Financial Officer Fax: (303) 531-3200

Copy (which will not constitute notice) to:	c/o Gores Technology Group, LLC 10877 Wilshire Boulevard, 18th Floor Los Angeles, CA 90024 Attn: General Counsel Fax: (310) 443-2149

and to:

Bingham McCutchen LLP 355 South Grand Avenue, Suite 4400 Los Angeles, CA 90071 Attn: Thomas A. Waldman Fax: (213) 680-6499

If to Company before Closing:	c/o Daou Systems, Inc. 412 Creamery Way, Suite 300 Exton, PA 19341 Attn: Chief Financial Officer Fax: (610) 524-3182

Copy (which will not constitute notice) to:	Pepper Hamilton LLP 3000 Two Logan Square 18th and Arch Streets Philadelphia, PA 19103 Attn: Barry M. Abelson Fax: (215) 981-4750

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.5 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, prior to the Closing, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Section 8.8, in addition to any other remedy to which they may be entitled, at Law or in equity.

8.6 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

8.7 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.8 Governing Law. This Agreement and the performance of the transactions contemplated herein and obligations of the Parties hereunder will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law principles.

8.9 Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Parent and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

8.10 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provisions.

8.11 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants, provided, that if and only if the Closing occurs, the Company shall reimburse at Closing up to $100,000 of expenses incurred by Parent or Merger Sub in connection with the transactions contemplated hereby.

8.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. The word “including” means “including without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

8.13 Submission to Jurisdiction. The Parties hereto hereby (a) submit to the nonexclusive jurisdiction of any state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

8.14 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights upon any other Person except for Indemnified Persons pursuant to Section 5.9 hereof.

8.15 Attorney’s Fees. If any claim or Action is commenced by either Party concerning this Agreement, the prevailing Party shall recover from the losing Party reasonable attorneys’ fees and costs and expenses, including those of appeal and not limited to taxable costs, incurred by the prevailing Party, in addition to all other remedies to which the prevailing Party may be entitled.

8.16 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Parent:	Company:

PROXICOM, INC.	DAOU SYSTEMS, INC.

By:	By:
Name:	Name:
Title:	Title:

Merger Sub:

PRX ACQUISITION SUB, INC.

By:
Name:
Title:

Exhibit A

Form of Month-End Balance Sheet

Daou Systems, Inc.

Condensed Balance Sheets

(In thousands, except for per share data)

2005 (unaudited)
Assets
Current assets:
Cash and cash equivalents	$
Investments, available-for-sale
Accounts receivable, net of allowance for doubtful accounts of $
Contract work in progress
Other current assets

Total current assets

Equipment, furniture and fixtures, net
Other assets

Total Assets	$

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$
Accrued salaries and benefits
Deferred revenue

Total current liabilities

Long-term liabilities

Commitments and contingencies		—

Stockholders’ equity:
Convertible preferred stock, $.001 par value. Authorized shares; issued and outstanding shares with a liquidation preference of $ at , including accrued dividends
Common stock, $.001 par value. Authorized shares; issued and outstanding shares at and shares held in treasury
Additional paid-in capital
Notes receivable from stockholders
Accumulated other comprehensive loss
Accumulated deficit

Total stockholders’ equity

Total Liabilities and Stockholders’ Equity	$

Exhibit B

Form of Paying Agent Agreement

This Paying Agent Agreement (the “Agreement”) is entered into as of this              day of             , 2005, by and among Proxicom, Inc., a Delaware corporation (“Parent”), Daou Systems, Inc., a Delaware corporation (the “Company”) and Continental Stock & Trust Company, a New York corporation, as Paying Agent (“Paying Agent”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 10, 2005, (the “Merger Agreement”), by and among Parent, PRX Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, the Company will be merged with and into Merger Sub at the Effective Time (the “Merger”).

WHEREAS, at the Effective Time of the Merger, subject to certain exceptions, (i) each outstanding share of Company Common Stock, $0.001 par value per share (each, a “Common Share”), (ii) each outstanding share of each series of Company Preferred Stock, $0.001 par value per share (each, a “Preferred Share,” and, together with the Common Shares, the “Shares”), and (iii) each outstanding and vested In-The-Money Option to purchase shares of Company Common Stock (each, a “Company Option”, and together with the Common Shares and the Preferred Shares, the “Securities”), will be converted into the right to receive, as set forth in the Merger Agreement, a portion of the Merger Consideration with respect to Shares and a portion of the Option Consideration with respect to Company Options.

WHEREAS, the Merger Consideration and Option Consideration, if any, to be received upon delivery of the Securities pursuant to the terms of the Merger Agreement are referred to herein as the “Consideration.” A copy of the Merger Agreement is attached hereto as Exhibit A. Capitalized terms used herein without definition shall have the meanings specified in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I — PAYMENT AND APPOINTMENT

Section 1.1. Payment. PARENT will make payment on Securities surrendered on the terms and subject to the conditions set forth in the Merger Agreement and the Letter of Transmittal. Payment for Securities surrendered, will be made by check or wire transfer on behalf of PARENT by Paying Agent as directed by PARENT, pursuant to Sections 1.2 and 1.3 below as follows: (a) on the business day following Closing with respect to any securityholders of the Company who have delivered a Letter of Transmittal and certificate representing Shares and/or Option Agreements to Paying Agent on or prior to Closing and (b) as soon as practicable following surrender by any other securityholder of the Company to the Paying Agent of a Letter of Transmittal and certificate representing Shares and/or Option Agreement, in each case, duly completed and validly executed in accordance with the instructions thereto. All amounts referred to herein are expressed in United States Dollars and all payments by Paying Agent shall be made in such dollars. If the computation of the amount to be paid on Securities surrendered on the terms and subject to the conditions set forth in the Merger Agreement results in the aggregate payment including a fraction of a cent, the Paying Agent shall eliminate such fraction and pay only the whole cent. If payment is to be made to a person or entity other than listed on the Record Securityholder List (as defined below), it shall be a condition to such payment that the certificate representing the Shares and/or Option Agreement so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person or entity requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a person or entity other than those listed on the Record Securityholder List or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

Section 1.2. Treasury Shares; Shares Held by PARENT and Merger Sub. No payment will be made for (a) Shares held by Company as treasury stock on the business day immediately preceding the Effective Date or (b) Shares held by PARENT or Merger Sub on the business day immediately preceding the Effective Date. Paying Agent shall have no duty, responsibility or obligation to determine whether tendered Shares are within the categories specified in the immediately preceding sentence and shall only refrain from making payment with respect to such Shares if, at the time of presentation, the Shares so presented are registered in the name of PARENT, Merger Sub or Company. Upon receipt by Paying Agent of any such certificate for Shares, Paying Agent shall notify PARENT of receipt of such Shares and shall hold such Shares pending receipt of further instructions from PARENT.

Section 1.3. Dissenting Stockholders. No payment shall be made with respect to any shares of Company Stock owned of record by a stockholder perfecting appraisal rights under the Delaware General Corporation Law (“Dissenting Stockholder”). Promptly after the Effective Date, PARENT shall provide Paying Agent with a list of the names of all Dissenting Stockholders, if any. Paying Agent shall promptly notify PARENT in writing of the receipt of any certificates from a Dissenting Stockholder, forward such certificates to PARENT and provide such further information about the certificates surrendered by a Dissenting Stockholder and the documents accompanying such surrender as PARENT may request.

Section 1.4. Appointment of Paying Agent. PARENT hereby appoints in connection with the Merger and payment by PARENT of the Consideration upon the terms and conditions set forth herein. Pursuant to this Agreement, Paying Agent is to, in accordance with the provisions of this Agreement:

(a) accept the surrender of option agreements of the Company representing a grant to the holder by the Company of the right to purchase Company Common Stock (“Option Agreement”) and certificates representing the Shares, and

(b) deliver payment of Merger Consideration and Option Consideration in accordance with Section 1.1, to or in accordance with instructions from the surrendering securityholder set forth in their Letter of Transmittal (as defined below).

ARTICLE II — DOCUMENTS AND ENTITLEMENTS DELIVERED

Section 2.1. Documents. PARENT herewith delivers the following documents to Paying Agent to be delivered to the securityholders pursuant to Section 3.2 below:

(a) a specimen letter from PARENT to Company securityholders (the “Securityholder Letter”) advising them of the effectiveness of the Merger and enclosing the Letter of Transmittal referred to below; and

(b) a specimen letter of transmittal (including instructions as to the use thereof and, on the reverse thereof, a substitute Form W-9) (the “Letter of Transmittal”) to be used by the Company securityholders in surrendering the Securities (attached hereto as Annex 1), including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (the “Guidelines”) to be used by the Company securityholders in completing the substitute Form W-9 on the reverse side of the Letter of Transmittal.

Section 2.2. Form in Which Payment of Consideration is to be Distributed. Unless otherwise requested in writing by a securityholder, Paying Agent shall issue and deliver to (or pursuant to instructions from) each securityholder surrendering their Securities, a single check evidencing payment of Consideration to which such securityholder is entitled, or will deliver the Consideration by wire transfer to those securityholders whose entitlement at the time payment is to be made exceeds $1,000,000.00, subject to Sections 3.1 and 3.3 below. Wire transfers will be executed upon receipt of a properly completed Letter of Transmittal, including original instructions from the securityholder containing the bank name, ABA number, account number, account name, contact and telephone number to verify the instruction.

Section 2.3. Delivery of Consideration to Paying Agent. On or before the Effective Date, PARENT shall deliver to the Paying Agent, by wire transfer of immediately available funds to a bank account in PARENT’S name with Paying Agent, an amount sufficient to fund the distribution of Merger Consideration and Option Consideration to all eligible securityholders.

ARTICLE III — INSTRUCTIONS, TERMS AND CONDITIONS

Section 3.1. Receipt of Records. PARENT shall prepare and deliver to Paying Agent, as promptly as practicable, but no later than two (2) business days after the Effective Date, (a) a certified list (the “Record Securityholder List”) showing the holders of record of Securities as of the Effective Date, and (b) a spreadsheet containing account listings as of the Effective Date. It is understood and agreed that Paying Agent shall have no responsibility or obligation to obtain the items specified in the preceding sentence if Paying Agent has not received such items on a timely basis. The records delivered by PARENT to Paying Agent will include the names, addresses, certificate details, and, if applicable, account numbers of the holders of outstanding Securities. PARENT shall deliver to Paying Agent appropriate records, in the form agreeable to Paying Agent, necessary to permit payment of the Merger Consideration with respect to such Shares and Option Consideration with respect to such Company Options.

Section 3.2. Mailing of Letter of Transmittal. Promptly, but in no event later than five business days after the Effective Date, Paying Agent shall mail, by first class mail, postage prepaid, to each holder of record of Securities as of the Effective Date that has not previously returned a Letter of Transmittal and surrendered Option Agreements and/or certificates representing their Shares (a) a copy of the Securityholder Letter, (b) a copy of the Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Shares and Option Agreements shall pass, only upon proper delivery of the same to the Paying Agent and instructions for use in effecting the surrender of the same), (c) a copy of the Guidelines and (d) a Return Envelope. From and after the Effective Date, Paying Agent shall also make Letters of Transmittal available, at Paying Agent’s address set forth on the first page hereof, to those securityholders seeking to deliver Option Agreements and certificates representing Shares by hand for exchange. PARENT shall furnish to Paying Agent copies of each of the items referred to in Section 2.1 in sufficient quantities and in adequate time to enable the mailing to be carried out.

Section 3.3. Examination of Letters of Transmittal, Option Agreements and Certificates. (a) Promptly upon receipt from a securityholder of a Letter of Transmittal and one or more certificates representing Shares and/or one or more Option Agreements, Paying Agent shall examine each such evidence and/or certificate and the accompanying Letter of Transmittal to determine that such Letter of Transmittal is properly completed and duly executed in accordance with the instructions thereon and the securityholder is not a Dissenting Stockholder. Such examination shall include determination that such certificates representing Shares are in proper form for transfer on the share registry books of the Company and verification that no stop order has been issued against the Shares represented by the surrendered certificates by reason of loss, theft, destruction or other invalidity. If more than one person is the record holder of any such certificate, the Letter of Transmittal must be signed by each record holder.

(b) In cases where the Letter of Transmittal has been improperly completed or executed or where the Option Agreement or Option Agreements and/or certificate or certificates representing Shares presented for surrender are not in proper form for transfer or are received from a Dissenting Stockholder, or if some irregularity exists in connection with their surrender, including any discrepancy from the stock records of Company supplied to Paying Agent, Paying Agent is to endeavor to take such reasonable actions as are necessary to permit such irregularity to be corrected. In this regard, Paying Agent is not required to accept delivery of Securities until it is authorized in writing by PARENT to waive any irregularity in connection with the surrender of such Securities. If such irregularity is neither corrected nor waived, Paying Agent will return to the surrendering securityholder (by either first class mail under insurance protecting Paying Agent and PARENT from losses or liabilities arising out of the non-receipt or nondelivery of such Securities or by registered mail insured separately for the value of such Securities) to such securityholder’s address set forth in the Letter of Transmittal, any certificates for Shares and/or Option Agreements surrendered in connection therewith and any other documents received with such Securities, and a letter of notice explaining the reasons for the return of the certificates, Option Agreements and/or other documents.

(c) Paying Agent shall accept and respond to all telephone, written and other requests for information relative to the exchange of Securities in connection with the Merger.

(d) Paying Agent shall accept Letters of Transmittal signed by persons acting in a fiduciary or representative capacity if such capacity is shown on the Letter of Transmittal and proper evidence of their authority so to act has been submitted herewith.

Section 3.4. Transfer Upon Surrender of Option Agreements and Certificates. If any portion of the Consideration payable in respect of Securities is to be issued in the name of or paid to a person other than the registered holder of Securities represented by the certificate or certificates and/or the Option Agreement or Option Agreements surrendered in exchange therefor, it shall be a condition to such issuance that the certificates and/or Option Agreements so surrendered shall be properly endorsed by or on behalf of the registered securityholder with the signature guaranteed or otherwise be in proper form for transfer and that the person requesting such exchange shall provide such other information as Paying Agent may reasonably request and shall either (a) pay to Paying Agent any transfer or other tax required as a result of such issuance or payment to a person other than the registered holder of the certificate or certificates and/or Option Agreement or Option Agreements surrendered or (b) establish to the satisfaction of Paying Agent that such tax has been paid or is not payable.

Section 3.5. Payment for Securities. After Paying Agent has examined each certificate representing the Shares and each Option Agreement representing the Company Options delivered to it and the related Letter of Transmittal and any other documents and made the determinations and verifications set forth in this Article, Paying Agent shall, as soon as practicable:

(a) cancel surrendered certificates representing Shares and Option Agreements in accordance with normal procedures;

(b) notify PARENT of such receipt and cancellation, specifying the number of shares of Securities received in accordance with Section 3.8 below;

(c) issue Merger Consideration and Option Consideration in accordance with the instructions in the Letter of Transmittal accompanying such certificate(s) and Option Agreement(s) and Section 3.1;

(d) promptly deliver, in accordance with the instructions in the Letter of Transmittal and the provisions hereof, the entitlement issued as provided in sub-paragraph (c) above (i) by first-class mail, if sent within the United States, Puerto Rico or Canada, or (ii) by air mail, if sent outside the United States, Puerto Rico or Canada, in each case under insurance protecting Paying Agent and PARENT from losses or liabilities arising out of the non-receipt or nondelivery of such entitlement or insured separately for the value of such entitlement.

Section 3.6. IRS Filing. Paying Agent is hereby authorized and instructed to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and to file any appropriate reports with the Internal Revenue Service (the “IRS”), including Form 1099-B (Statement for Recipients from Broker and Barter Exchange Transactions) with respect to any payment made by Paying Agent hereunder. Paying Agent may be required to deduct 28% from any payments to securityholders who have not supplied their correct Taxpayer Identification Number or required certification. Paying Agent shall pay such amounts to the IRS and provide notice of such payments to PARENT.

Section 3.7. Lost, Stolen or Destroyed Certificates and Option Agreements. If any securityholder reports to Paying Agent that such securityholder’s failure to surrender an Option Agreement(s) and/or a certificate(s) representing any shares of Securities registered in such securityholder’s name at the Effective Date according to the Record Securityholder List is due to the loss or destruction of such securityholder’s Option Agreement(s) and/or certificate(s), Paying Agent will require such securityholder to furnish an affidavit of loss in a form satisfactory to Paying Agent and a bond of indemnity on Paying Agent’s standard loss security blanket bond form. Upon receipt of such affidavit of loss and bond of indemnity, Paying Agent will effect payment to the securityholder as though such securityholder had surrendered its Option Agreement(s) and/or certificate(s) without interest, less any required withholding taxes.

Section 3.8. Information Reports. Paying Agent shall furnish to PARENT on the first business day of every week, or more frequently upon reasonable request by PARENT, reports in tabular form showing:

(a) the number of Shares surrendered;

(b) the number of Company Options surrendered;

(c) the amount of cash issued in payment of the Merger Consideration;

(d) the amount of cash issued in payment of the Option Consideration; and

(e) the amount of cash paid to the IRS, if any, in accordance with Section 3.6.

Section 3.9. Request for Information. Paying Agent shall accept and comply with telephone and mail requests for information from securityholders regarding the exchange of Securities in connection with the Merger.

Section 3.10. Limitation of Duties and Liability. Paying Agent:

(a) shall have no duties or obligations other than those specifically set forth herein, including any duties or obligations under any other agreement, including the Merger Agreement;

(b) makes no, and will not be deemed to have made any, representations with respect to, and shall have no duties, responsibilities or obligations with respect to determining, the validity, sufficiency, value or genuineness of any Securities, Letter of Transmittal or other documents or instruments deposited with or delivered to it or any signature or endorsement set forth on or in connection with such documents or instruments;

(c) shall not be obligated or required to commence or voluntarily participate in any suit, action or proceeding arising under or related to this Agreement;

(d) shall not be liable or responsible for any of the statements of fact or recitals contained in this Agreement, any Letter of Transmittal, any offering materials, the certificates for Shares, the Option Agreements and any other document or security delivered to it in connection with this Agreement, and shall not be required to, and shall not, verify or determine the correctness, validity or accurateness of any such statements or recitals contained therein;

(e) may rely upon and comply with, and shall incur no liability for relying upon and complying with, any Letter of Transmittal, certificate, evidence, instrument, opinion of counsel, notice, letter, telegram, or other document or security delivered to it in connection with this Agreement, and shall have no duties, responsibilities or obligations with respect to determining the validity, sufficiency or genuineness of any such document or security;

(f) may consult with counsel for PARENT or its own counsel (which may be in-house counsel) and rely upon any opinion of such counsel, and shall have no liability in respect of any action taken, omitted or suffered by Paying Agent hereunder in reliance upon, and in accordance with, any such opinion;

(g) is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from PARENT, and to apply to PARENT, for advice or instructions in connection with Paying Agent’s duties hereunder, and Paying Agent shall not be liable for any delay in acting while waiting for those instructions. Any applications by Paying Agent for written instructions from PARENT may, at the option of Paying Agent, set forth in writing any action proposed or to be taken or omitted by Paying Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective. Paying Agent shall not be liable for any action taken by, or omission of, Paying Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than five business days after the date PARENT actually receives such application, unless PARENT shall have consented in writing to any earlier date) unless prior to taking any such action, Paying Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

(h) may perform any duties hereunder either directly or by or through its nominees, correspondents, designees, agents, subagents or subcustodians and Paying Agent shall not be responsible for any willful misconduct or gross negligence on the part of any nominee, correspondent, designee, agent, subagent or subcustodian appointed and supervised with due care by it hereunder.

(i) is authorized to identify unexchanged accounts at any point during the term of this agreement and take the required actions necessary to notify such accounts of the procedures and requirements to exchange their Securities. This authorization will include the right to use nominees, correspondents, designees, agents, subagents, or subcustodians to perform these services and to assess such identified unexchanged accounts a fee, agreed to and payable by the unexchanged securityholder, for such services.

(j) shall return to the Surviving Corporation, upon demand, any cash deposited with Paying Agent for purposes of payment in exchange for Securities that remains unclaimed six months after the Effective Time and any eligible securityholder that has not converted such holder’s Securities into Consideration pursuant to the terms of the Merger Agreement and this Agreement prior to that time shall look thereafter only to the Surviving Corporation for payment. Any amounts remaining unclaimed by eligible securityholders seven years after the Effective Time (or such earlier date immediately prior to the time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any person or entity previously entitled thereto.

Section 3.11. Compensation; Payment of Expenses. (a) In consideration of the services to be rendered pursuant to this Agreement, the Company shall compensate Paying Agent in accordance with and pursuant to a written Fee Schedule as may be agreed upon by the Company and Paying Agent from time to time plus Paying Agent’s reasonable and necessary disbursements, charges and out-of-pocket expenses and counsel fees and expenses incurred in connection with the preparation and execution of this Agreement and the services rendered by Paying Agent hereunder.

(b) No provision of this Agreement shall require Paying Agent to expend or risk Paying Agent’s own funds or otherwise incur any financial liability in the performance of any of Paying Agent’s duties hereunder or in the exercise of Paying Agent’s rights, other than the purchase of insurance as described in Sections 3.3(b) and 3.5(d) above.

Section 3.12. Termination of Agency. This Agreement shall remain in effect until the earlier of (a) the date upon which all payments of Consideration have been made in respect of all Securities (exclusive of any cancelled shares or shares held by Dissenting Stockholders) that were issued and outstanding immediately prior to the Effective Time (as certified in Section 1.1 above); (b) six months after the Effective Time; (c) the date upon which it is terminated by either the Paying Agent or PARENT upon a material breach of this Agreement that remains uncured for 30 days after written notice of such breach has been provided; and (d) upon sixty (60) days’ written notice by PARENT of their intent to end this Agreement. On the business day following the termination of this Agreement, Paying Agent shall deliver to PARENT any monies held by Paying Agent for the purpose of making payment of the Consideration. Any certificates for Shares and/or Option Agreements received by Paying Agent after the termination of this Agreement shall be promptly returned by Paying Agent to the securityholders with instructions to the securityholders to surrender such certificates and/or Option Agreements to the Surviving Corporation. Paying Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in Section 3.11 above and the indemnification provisions of Section 3.15 below shall survive the termination of this Agreement. Notwithstanding anything to the contrary, if the Merger Agreement is terminated prior to the Effective Time, then this Agreement shall automatically terminate at such time.

Section 3.13. Instructions. Paying Agent may rely upon and comply with any written instructions signed by the authorized representatives of PARENT with respect to matters pertaining to this Agreement and to all of the transactions contemplated hereby.

Section 3.14. Notices. All reports, notices and other communications required or permitted to be given hereunder shall be addressed to the following on behalf of the respective parties hereto and delivered by hand, by courier or by first-class mail, postage prepaid, or by telecopy promptly confirmed in writing, as follows or to such other address as may be specified in writing from time to time:

To PARENT:

Gores Technology Group, LLC

6260 Lookout Road

Boulder, CO 80301

Attention: Chief Financial Officer

Facsimile: 303-531-3200

with an additional copy to:

Gores Technology Group, LLC

10877 Wilshire Boulevard, 18th Floor

Attention: General Counsel

Facsimile: 310-443-2149

To Company:

c/o Daou Systems, Inc.

412 Creamery Way, Suite 300

Exton, PA 19341

Attention: Chief Financial Officer

Facsimile: 610-524-3182

To Paying Agent:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, NY 10004

Attn: Compliance Department

Facsimile: (212) 616-7616

Telephone: (212) 509-4000

Section 3.15. Limitation of Liability; Indemnification.

(a) Paying Agent shall not be liable for any Losses (as defined below) or action taken or omitted or for any loss or injury resulting from its actions or performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part, in which case it shall be liable for only those Losses caused by such conduct. In no event shall Paying Agent be liable for (i) acting in accordance with the instructions from PARENT, (ii) special, consequential or punitive damages, for lost profits or for loss of business, or (iii) any Losses due to forces beyond the control of Paying Agent, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(b) PARENT shall be liable for and shall indemnify hold harmless Paying Agent from and against any and all claims, losses, liabilities, damages, expenses or judgments (including attorneys’

fees and expenses) (collectively referred to herein as “Losses”) howsoever arising from or in connection with this Agreement or the performance of Paying Agent’s duties hereunder, the enforcement of this Agreement and disputes between the parties hereto; provided, however, that nothing contained herein shall require that Paying Agent be indemnified for the liability it has accepted under the preceding Section 3.15(a).

Section 3.16. Confidentiality. All information as to the exchange of certificates of Shares and Option Agreements shall be held by Paying Agent and its offices, employees, representatives and agents in strict confidence and shall be disclosed only as required by law, regulation or any judicial, regulatory or administrative authority, including, for the avoidance of doubt, any banking or regulatory agency with jurisdiction over Paying Agent.

Section 3.17. Assignment. Neither Paying Agent, the Company nor PARENT shall assign this Agreement without first obtaining the written consent of the other party hereto.

Section 3.18. Headings. The Article and Section headings contained herein are for convenience and reference only and are not intended to define or limit the scope of any provision of this Agreement.

Section 3.19. Entire Agreement; Amendment. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto. References to the Merger Agreement or any other document or agreement shall not incorporate by reference such other document or agreement into this Agreement and shall not impose any duties or responsibilities, obligations or liabilities on Paying Agent under such other document or agreement. Except as otherwise specifically provided herein, this Agreement may be amended only by an instrument in writing duly executed by both parties hereto.

Section 3.20. Governing Law; Severability. (a) This Agreement shall be interpreted and construed in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York (without regard to the conflict of laws principles thereof) and shall inure to the benefit and obligations created hereby shall be binding upon the successors and assigns permitted of the parties hereto.

(b) The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

Section 3.21. Rights and Remedies. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude or inhibit the subsequent exercise of such right or remedy.

Section 3.22. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.23. No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

Section 3.24. Acceptance by Paying Agent. This Agreement shall be deemed accepted by Paying Agent and Paying Agent shall be bound by the provisions hereof upon, and only upon, execution of this Agreement. Paying Agent shall provide PARENT with one fully executed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

PROXICOM, INC.

By:
Title:

DAOU SYSTEMS, INC.

By:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Title:

Exhibits
Exhibit A	Merger Agreement

Annexes
Annex I	Transmittal Letter

Exhibit C

Form of Letter of Transmittal

For Delivery of

Shares of Common Stock, Preferred Stock, and Options

of

DAOU SYSTEMS, INC.

Pursuant to the Agreement and Plan of Merger by and among

PROXICOM, INC.,

PRX ACQUISITION SUB, INC.,

and

DAOU SYSTEMS, INC.

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS, OR TRANSMISSION VIA A FACSIMILE COPY NUMBER, OTHER THAN AS SET FORTH ON THE LAST PAGE HEREOF WILL NOT CONSTITUTE A VALID DELIVERY TO PROXICOM, INC.

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ

CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

NOTE: SIGNATURES MUST BE PROVIDED BELOW

Reference is hereby made to the Agreement and Plan of Merger, dated as of August 10, 2005 (the “Merger Agreement”), by and among (i) Proxicom, Inc., a Delaware corporation (“Parent”), (ii) PRX Acquistion Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”) and (iii) Daou Systems, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein without definition shall have the meanings specified in the Merger Agreement.

Pursuant to the Merger Agreement, it is expected that the Company will be merged with and into the Merger Sub at the Effective Time (the “Merger”). At the Effective Time of the Merger, subject to certain exceptions and excluding Dissenting Shares, (i) each outstanding share of Company Common Stock, $.001 par value per share (each, a “Common Share”), (ii) each outstanding share of each series of Company Preferred Stock, $.001 par value per share (each, a “Preferred Share,” and, together with the Common Shares, the “Shares”), and (iii) each outstanding option to purchase shares of Company Common Stock (each, a “Company Option”, and together with the Common Shares and the Preferred Shares, the “Securities”), will be converted into the right to receive, as set forth in the Merger Agreement, a portion of the Merger Consideration and Option Consideration referred to therein, payable in cash. The cash amounts to be received upon delivery of the Securities pursuant to the terms of the Merger Agreement are referred to herein as the “Consideration.” At the Effective Time, Dissenting Shares of the Company shall not be converted into or represent the right to receive the Merger Consideration and the holder or holders of such shares shall be entitled only to such rights as may be provided to such holder or holders pursuant to Section 262 of the Delaware General Corporation Law, provided, that if the appraisal rights of such holder or holders is not preserved or perfected or the such holder or holders shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into the right to receive, without interest, Merger Consideration upon surrender of the certificate or certificates representing such shares.

In order to receive the Consideration for your Securities, you must deliver the following documents and items to the care of Parent and Continental Stock Transfer & Trust Company, as Parent’s exchange agent, at the address provided in the Instructions and Terms set forth below:

•	a completed and signed Letter of Transmittal;

•	a completed and signed Substitute Form W-9;

•	your original stock certificate(s) representing Shares; and/or

•	your original option agreement representing Company Options.

INSTRUCTIONS AND TERMS

1. Delivery of Letter of Transmittal and Certificates; Payment at Closing. This Letter of Transmittal is to be used if certificates representing Shares (“Certificates”) and/or option agreements representing Company Options (“Option Agreements”) are to be forwarded herewith to Parent prior to the closing of the Merger. Certificates evidencing all physically delivered Shares and Option Agreements evidencing all physically delivered Company Options, as well as this Letter of Transmittal (or copy thereof), properly completed and duly executed and all other documents required by this Letter of Transmittal must be received by Parent at its address(es) set forth herein on or prior to the Closing of the Merger if payment for such Securities is to be made on the business day following the Closing. If Certificates and Option Agreements are forwarded to Parent in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or copy thereof) must accompany each such delivery.

The method of delivery of this Letter of Transmittal, Certificates, Option Agreements and all other required documents is at the option and risk of the delivering holder, and the delivery will be deemed made only when actually received by Parent at the address set forth below. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

If this Letter of Transmittal, Certificates, Option Agreements and all other required documents are not received by Parent on or prior to the Closing of the Merger, no payment in respect of such Securities will be made on the business day following the Closing. Instead, any materials received after such date will be forwarded to Continental Stock Transfer & Trust Company, the paying agent engaged by Parent for the Merger who will coordinate payment in respect of such Securities within three business days following their the date they have received all required materials.

2. Inadequate Space. If the space provided under “Description of Shares Delivered” or “Description of Company Options Delivered” is inadequate, the description of the Securities delivered hereby should be listed on a separate signed schedule and attached hereto.

3. Signatures on Letter of Transmittal; Stock Powers and Endorsements. If this Letter of Transmittal is signed by the registered holder(s) of the Securities delivered hereby, the signature(s) must correspond with the name(s) as written on the face of the Certificate(s) and Option Agreement(s) without alteration, enlargement or any change whatsoever.

If any of the Securities delivered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If any of the delivered Securities are registered in different names on several Certificates and/or Option Agreements, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of the Securities.

If this Letter of Transmittal or any Certificate, Option Agreement or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Parent and the Merger Sub of such person’s authority so to act must be submitted.

If this Letter of Transmittal is signed by the registered holder(s) of the Securities transmitted hereby, no endorsements of Certificate(s) or Option Agreement(s) or separate stock powers are required.

4. Lost, Mutilated or Destroyed Certificates or Option Agreements. If any Certificates or Option Agreements have been lost, mutilated or destroyed, the Holder should promptly notify Parent by checking the box immediately preceding the special payment/special delivery instructions and indicating the number of Securities lost. The Holder will then be instructed as to the procedure to be followed in order to replace the relevant Certificates or Option Agreements. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, mutilated or destroyed Certificates or Option Agreements have been followed.

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH BELOW WILL NOT CONSTITUTE A VALID DELIVERY TO PARENT:

Proxicom, Inc.

c/o Gores Technology Group, LLC

10877 Wilshire Boulevard, 18th Floor

Los Angeles, CA 90024

Please contact                     , [proxy solicitor] to the Company, at (            )              with any questions regarding this Letter of Transmittal.

Letter of Transmittal

Daou Systems, Inc.

PRX Acquisition Sub, Inc.

Proxicom, Inc.

Continental Stock Transfer & Trust Company, as Paying Agent

Re: Acquisition of Daou Systems, Inc. (the “Company”)

Ladies and Gentlemen:

The undersigned hereby delivers to the account of Proxicom, Inc., a Delaware corporation (“Parent”), the below-described (i) shares of Common Stock, $.001 par value per share (each, a “Common Share”), (ii) shares of Series A-1 Preferred Stock, $.001 par value per share (each, a “Preferred Share”), and/or (iii) option(s) to purchase Common Shares (each a “Company Option”, and together with the Common Shares and Preferred Shares, the “Securities”) of Daou Systems, Inc., a Delaware corporation (the “Company”), upon the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger, dated as of August 10, 2005 (as so amended, the “Merger Agreement”), by and among (i) Parent, (ii) PRX Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and (iii) the Company, and this Letter of Transmittal, receipt of which is hereby acknowledged. Capitalized terms used herein without definition shall have the meanings specified in the Merger Agreement.

The undersigned acknowledges and agrees that:

(a) each Preferred Share delivered herewith shall be entitled to receive an amount equal to the “Preferred Stock Per Share Merger Consideration,” with such payment being satisfied through the payment of cash;

(b) each Common Share delivered herewith shall be entitled to receive an amount equal to the “Common Stock Per Share Merger Consideration,” with such payments being satisfied through the payment of cash, and

(c) each Company Options delivered herewith shall be entitled to receive an amount for each Common Share subject to Company Option equal to the excess of the Common Stock Per Share Merger Consideration over the exercise price for such Company Option at the Effective Time, less applicable withholding tax.

The “Preferred Stock Per Share Merger Consideration” is the amount equal to the quotient obtained by dividing (x) $12,200,000 by (y) the number of issued and outstanding shares of Preferred Stock, determined immediately prior to the Effective Time. The “Common Stock Per Share Merger Consideration” is the amount equal to the quotient obtained by dividing (x) $21,600,000 less the aggregate Preferred Stock Per Share Merger Consideration, plus the sum of the In-The-Money Option Exercise Price for all In-The-Money Options, plus or minus Net Working Capital Adjustment (as calculated in the Merger Agreement), if any, plus or minus the Closing Cash Adjustment (as calculated in the Merger Agreement), if any, less the total amount of Company Expenses as reflected on the Closing Company Expense Schedule, less an adjustment for unsettled litigation of the Company under Section 2.13(j) of the Merger Agreement, if any, by (y) the number of Outstanding Common Stock Equivalents.

The undersigned represents and warrants that the undersigned is the sole record and beneficial owner of the Securities described below and is entitled to receive the entire Consideration payable with respect to such Securities.

The undersigned hereby waives any dissenter’s rights or rights of appraisal with respect to the Securities, the Merger and the execution and delivery of the Merger Agreement under Delaware law.

The undersigned represents and warrants that the undersigned has full power and authority to execute and deliver this Letter of Transmittal and to deliver and transfer the certificates representing the undersigned’s Shares and/or option agreements representing the undersigned’s Company Options. The undersigned will, upon request, execute and deliver any additional documents deemed by Parent to be necessary or desirable to complete the delivery and transfer of the Securities delivered hereby. In addition, the undersigned shall promptly remit and transfer to Parent any and all distributions, rights or other securities issued or issuable in respect of such Securities after the date hereof, other than the Consideration (collectively, “Distributions”), in respect of the Securities delivered hereby, accompanied by appropriate documentation of transfer and, pending such remittance or appropriate assurance thereof, Parent shall be, subject to applicable law, entitled to all rights and privileges as owner of any such Distributions and may withhold the entire Consideration or deduct from the Consideration the amount or value thereof.

No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, the death or incapacity of the undersigned. All obligations of the undersigned hereunder shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the undersigned.

The undersigned hereby represents and warrants that the mailing address set forth below is the true and correct address for the undersigned and that the delivery of any Consideration and any tax reporting with respect thereto may be sent to such address at Parent’s and the Company’s discretion, and the undersigned acknowledges that Parent and the Company shall not be required to acknowledge or respect any change in such address unless notice of such change is given in writing and delivered to Parent at the address set forth herein, and hereby agrees to indemnify and hold harmless Parent, the Company and their respective agents and representatives from any claims by any person, including the undersigned, relating to the delivery of any Consideration to be paid to the undersigned to such address, regardless of any such notice.

Please issue the check representing as Merger Consideration and/or Option Consideration in the name(s) of the registered Holder(s) appearing under “Description of Shares Delivered” or “Description of Company Options Delivered”.

The undersigned hereby agrees and acknowledges that, notwithstanding anything to the contrary in this Letter of Transmittal or any other communication passing among the undersigned, Parent, the Merger Sub, and the Company, all payments of Consideration, whenever made, shall be delivered to the addresses described below. It is the obligation of the undersigned to notify Parent of any change in the addresses set forth herein.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Complete the following with respect to all Shares being delivered with this letter of transmittal:

DESCRIPTION OF SHARES DELIVERED

NAME(S) and ADDRESS(ES) of the Registered Holder(s) (please fill in exactly as name appears on Share Certificate)	Class of Security	Share Certificate(s) and Shares Delivered (Attach additional list, if necessary)
		Share Certificate Number(s)	Total Number of Shares Represented by Certificate(s)

Total Shares:

Complete the following with respect to all Company Options being delivered with this letter of transmittal:

DESCRIPTION OF COMPANY OPTIONS DELIVERED

Name(s) and Address(es) of the Registered Holder(s) (If blank, please fill in exactly as name appears on Option Agreement)	Date of Option Agreement	Total Number of Shares for which Company Option is Exercisable	Exercise Price Per Share

		Total Shares:	Total Exercise Price:

Electronic Delivery of Consideration

Certain of the holders of Securities may be entitled to receive payment of some or all of the Consideration through a direct deposit of funds electronically to an account designated by such holder. If electronic delivery of such tender is desired, complete the following information and payment will be sent to such account to the extent that the undersigned is eligible to receive payment via such means:

Optional Electronic Delivery Information

Account Name:_________________________________________________

Account Number:_______________________________________________

Name of Bank:_________________________________________________

Bank Address:__________________________________________________

____________________________________________________________

                                                                                          (Include Zip Code)

Bank ABA Number:_____________________________________________

Bank Contact Person Name:_______________________________________

Bank Contact Telephone Number:__________________________________

Special Note for Employees of the Company

If you are a current employee of the Company and you currently receive payroll payments via electronic deposit to the account in which the Company currently deposits such payroll payments, please check the box below and, notwithstanding any other instructions set forth herein, so long as you continue to be an employee of the Company, all payments of Consideration to which you are entitled shall be deposited in such account (or any such replacement account in which future payroll payments are deposited).  ☐

Check here if any of the Certificates representing Securities that you own have been lost or destroyed and see Instruction 4.

Number of Shares represented by lost or destroyed Certificates:

Number of Company Options represented by lost or destroyed Option Agreements:

IMPORTANT

HOLDER(S) SIGN HERE

(Please also complete Substitute Form W-9 contained herein)

By signing below, you agree to be bound by the Instructions and Terms of the Letter of Transmittal.

Signature of holder(s):

Date:                     , 2005

(Must be signed by registered holder(s) exactly as name(s) appear(s) on the Certificate(s) for the Shares and/or Option Agreement(s) or on a security position listing or by person(s) authorized to become registered holder(s) by Certificates and/or Option Agreement(s) and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please provide the following information.)

Name(s):____________________________________________________________________________________

(Please Print)

Capacity (Full Title):__________________________________________________________________________

Address:____________________________________________________________________________________

___________________________________________________________________________________________

___________________________________________________________________________________________

(Include Zip Code)

(Daytime Area Code and Telephone No.)____________________________________________________________________________________________________________

(Tax Identification or Social Security No.)____________________________________________________________________________________________________________

IMPORTANT TAX INFORMATION

Under current federal income tax law, a person whose Certificates and/or Option Agreements are surrendered for Consideration is required to provide Continental Stock Transfer & Trust Company (as payer), with his or her correct taxpayer identification number (“TIN”) on Substitute Form W-9 or otherwise establish a basis for exemption from backup withholding. If such person is an individual, the TIN is such person’s social security number. If the payer is not provided with the correct taxpayer identification number, the holder may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, delivery of such holder’s Certificates may be subject to backup withholding.

Certain holders of Certificates and Option Agreements (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Exempt holders that are U.S. persons should indicate their exempt status on Substitute Form W-9. A foreign recipient may qualify as an exempt recipient by submitting to payer a properly completed Internal Revenue Service Form W-8BEN (which payer will provide upon request), signed under penalty of perjury, attesting to the exemption status of the holder of Certificates. See the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 below for additional instructions.

If (a) the holder does not furnish payer with a TIN in the required manner, (b) the IRS notifies payer the TIN provided is incorrect, or (c) the holder is required but fails to certify that the holder is not subject to backup withholding, backup withholding will apply. If backup withholding applies, payer is required to apply backup withholding to any payment made to the holder of Certificates and/or Option Agreements or other payee. The backup withholding rate is currently 28%. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

To prevent backup withholding on payments that are made to a holder with respect to a Certificate or Option Agreement, the holder is required to notify the payer of the holder’s correct TIN by completing Part I of the Substitute Form W-9 below, certifying that the TIN provided is correct (or that such TIN has been or will be applied for), that the holder is not subject to backup withholding for reasons stated therein, and that any other information provided in the Substitute Form W-9 is correct.

What Number to Give Payer

The holder is required to give payer the TIN (e.g., social security number or employer identification number) of the registered holder of the Certificates or Option Agreements. If the Certificates or Option Agreements are held in more than one name or are not held in the name of the actual owner, consult the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance regarding which number to report.

TO BE COMPLETED BY ALL SHAREHOLDERS

THAT ARE RESIDENTS OF THE UNITED STATES OF AMERICA

PAYER’S NAME: Continental Stock Transfer & Trust Company

SUBSTITUTE FORM W-9 Department of the Treasury Internal Revenue Service	Part 1—PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social Security Number or Employer Identification Number

	Part 2—If you are exempt from backup withholding, please check the box: ☐	Part 3—If you are awaiting a TIN, check box: ☐

Payer’s Request for Taxpayer Identification Number (“TIN”) and Certification	Part 4—CERTIFICATION Under penalties of perjury, I certify that:
	(1)	the number shown on this form is my correct TIN (or I am waiting for a number to be issued to me); and
	(2)	I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

	(3)	I am a U.S. person (including U.S. resident alien).

Certification Instructions You must cross out item 2 above if you have been notified by the IRS that you are subject to backup withholding because you have failed to report all interest and dividends on your tax returns. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out such item (2). The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

SIGNATURE

DATED

NAME

BUSINESS NAME, IF DIFFERENT FROM ABOVE

TYPE OF ENTITY

ADDRESS

CITY, STATE AND ZIP CODE

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU OF CONSIDERATION. IN ADDITION, FAILURE TO PROVIDE SUCH INFORMATION MAY RESULT IN A PENALTY IMPOSED BY THE IRS. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

NOTE: YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF THE SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a TIN has not been issued to me, and either (1) I have mailed or delivered an application to receive a TIN to the appropriate IRS Center or Social Security Administration office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a TIN by the time of payment, a percentage (currently 28%) of all reportable payments made to me thereafter will be withheld until I provide a TIN, and that such retained amounts will be remitted to the IRS as backup withholding.

Signature	Dated , 2005

GUIDELINES FOR CERTIFICATION OF TAXPAYER

IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number of the Payee (You) to Give the Payer. – Social security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the Internal Revenue Code of 1986, as amended. “IRS” is the Internal Revenue Service.

For this type of account:			Give the SOCIAL SECURITY number of –
1.		Individual	The individual

2.		Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)

3.		Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)

4.	a.	The usual revocable savings trust (grantor is also trustee)	The grantor-trustee(1)
	b.	So-called trust account that is not a legal or valid trust under state law	The actual owner(1)

5.		Sole proprietorship	The owner(3)

For this type of account:			Give the EMPLOYER IDENTIFICATION NUMBER of –
6.		Sole proprietorship or single-owner LLC that has not elected corporate status on Form 8832	The owner(3)

7.		A valid trust, estate, or pension trust	The legal entity(4)

8.		Corporate or LLC electing corporate status on Form 8832	The corporation

9.		Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

10.		Partnership or multi-member LLC that has not elected corporate status on Form 8832	The partnership

11.		A broker or registered nominee	The broker or nominee

12.		Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or your employer identification number (if you have one).
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE: If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

Obtaining a Number

If you don’t have a taxpayer identification number, apply for one immediately. To apply for an SSN, obtain Form SS-5, Application for a Social Security Card, from your local Social Administration office. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can get Forms W-7 and SS-4 from the IRS by calling 1 (800) TAX-FORM, or from the IRS Web Site at www.irs.gov.

If you are asked to complete the Substituted Form W-9 but do not have a taxpayer identification number, check the box in Part 3 of the Substitute Form W-9, write “applied for” in the space for the taxpayer identification number, sign and date the form (after making the appropriate certifications) and return it to the payer.

Payees Exempt from Back up Withholding

Payees specifically exempted from withholding include:

•	An organization exempt from tax under Section 501(a), an individual retirement account (IRA), or a custodial account under Section 403(b)(7), if the account satisfies the requirements of Section 401(f)(2).

•	The United States or a state thereof, the District of Columbia, a possession of the United States, or a political subdivision or instrumentality of any one or more of the foregoing.

•	An international organization or any agency or instrumentality thereof.

•	A foreign government and any political subdivision, agency or instrumentality thereof.

Payees that may be exempt from backup withholding include:

•	A corporation.

•	A financial institution.

•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

•	A real estate investment trust.

•	A common trust fund operated by a bank under Section 584(a).

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A middleman known in the investment community as a nominee or custodian.

•	A futures commission merchant registered with the Commodity Futures Trading Commission.

•	A foreign central bank of issue.

•	A trust exempt from tax under Section 664 or described in Section 4947.

Payments of dividends and patronage dividends generally exempt from backup withholding include:

•	Payments to nonresident aliens subject to withholding under Section 1441.

•	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.

•	Payments of patronage dividends not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) payments made by an ESOP.

Payments of interest generally exempt from backup withholding include:

•

•	Payment of tax-exempt interest (including exempt-interest dividends under Section 852).

•	Payments described in Section 6049(b)(5) to nonresident aliens.

•	Payments on tax-free covenant bonds under Section 1451.

•	Payments made by certain foreign organizations.

•

Certain payments, other than payments of interest, dividends, and patronage dividends, that are exempt from information reporting are also exempt from backup withholding. For details, see the regulations under sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N, and the regulations thereunder.

Exempt payees described above must file Form W-9 or a substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, CHECK THE BOX IN PART 2 OF THE FORM, SIGN AND DATE THE FORM, AND RETURN IT TO THE PAYER.

Privacy Act Notice. – Section 6109 requires you to provide your correct taxpayer identification number to payers, who must report the payments to the IRS. The IRS uses the number for identification purposes and to help verify the accuracy of your return and may also provide this information to various government agencies for tax enforcement or litigation purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to payer. Certain penalties may also apply.

Penalties

(1) Failure to Furnish Taxpayer Identification Number. – If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding. – If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

(3) Criminal Penalty for Falsifying Information. – Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE

INTERNAL REVENUE SERVICE

Exhibit D

Form of Vincent K. Roach Amended and Restated Non-Competition Agreement

This Amended and Restated Confidentiality, Inventions and Non-Compete Agreement (this “Confidentiality Agreement”), is entered into as of August 10, 2005, by and between Vincent K. Roach, an individual resident of Florida (“Employee”) and Daou Systems, Inc., a Delaware corporation (the “Employer”), which is a material part of the consideration for the August 13, 2004 Amended and Restated Employment Agreement between Employee and Employer (the “Employment Agreement”).

RECITALS

WHEREAS, Employer and Employee entered into that certain Confidentiality, Inventions and Non-Compete Agreement on August 13, 2004 (the “Original Agreement”) in connection with the execution and delivery of the Employment Agreement;

WHEREAS, Employer and Employee desire to amend and restate the Original Agreement in connection with the execution and delivery of that certain Merger Agreement (the “Merger Agreement”), dated as of the date hereof, by and among Employer, Proxicom, Inc., a Delaware corporation (“Parent”) and PRX Acquisition Sub, Inc., a Delaware corporation, and the transactions contemplated thereby;

WHEREAS, Employer and Employee desire that the amendments to the Original Agreement effectuated by this Amended and Restated Confidentiality, Inventions and Non-Compete Agreement become effective at the Effective Time (as defined in the Merger Agreement);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Employee and as an inducement to Parent to acquire all of the capital stock of Employer and in consideration of the mutual covenants and obligations contained herein and in the Employment Agreement, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Acknowledgments by Employee. Employee acknowledges that (a) during the Term, as that term is defined in the Agreement, and as a part of the Employment, Employee will be afforded access to Employer’s Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on Employer and its business; (c) because Employee possesses substantial technical expertise and skill with respect to Employer’s business, Employer desires to obtain exclusive ownership of each Employee Invention, and Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Confidentiality Agreement are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Employer with exclusive ownership of all Employee Inventions. For purposes of this Agreement, “Confidential Information” is defined as information which Employer reasonably considers to be confidential and proprietary to Employer.

2. Confidential and Trade Secret Information.

2.1. Employee acknowledges and agrees that all Confidential Information known or obtained by Employee, whether before or after the date of this Confidentiality Agreement, is the property of Employer. Therefore, Employee agrees that Employee shall hold in confidence the Confidential Information and shall not disclose it to any Person, including disclosures for the benefit of competitors of Employer, or use for personal gain any Confidential Information, whether Employee has such information in Employee’s memory or embodied in writing or other physical form, except with the specific prior written consent of Employer or except as otherwise expressly permitted by the terms of this Confidentiality Agreement or unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee’s fault or the fault of any other person bound by a duty of confidentiality to Employer. Employee agrees to deliver or make available to Employer at any reasonable time Employer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations or affairs of Employer and any other Confidential Information that Employee may then possess or have under his control. Employee’s obligations under this Confidentiality Agreement are in addition to and cumulative with those he owes Employer under the Indiana Uniform Trade Secrets Act and any other applicable law.

2.2. Any trade secrets of Employer will be entitled to all of the protections and benefits under the Indiana Uniform Trade Secrets Act and any other applicable law.

2.3. None of the foregoing obligations and restrictions applies to any part of the Confidential Information that: (a) that Employee demonstrates was or became generally available to the public other than as a result of an improper disclosure by Employee; (b) Employee demonstrates was independently developed by Employee prior to receipt of the Confidential Information from Employer; (c) was approved for release by written authorization from Employer or (d) where disclosure was ordered by a court of competent jurisdiction.

2.4. Employee will not remove from Employer’s premises (except to the extent such removal is for purposes of the performance of Employee’s duties at home or while traveling, or except as otherwise specifically authorized by Employer) any document, record, notebook, plan, model, component, device or computer software or code, whether embodied in a disk or in any other form, (but not including devices, software or code owned by Employee and used by Employee in personal applications not involving Employer’s business), that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by Employer (collectively, the “Proprietary Items”). Employee recognizes that, as between Employer and Employee, all of the Proprietary Items, whether or not developed by Employee, are the exclusive property of Employer. Upon termination of the Agreement by either party, or upon the request of Employer during the Term, Employee will return to Employer all of the Proprietary Items in Employee’s possession or subject to Employee’s control, and Employee shall not retain any copies, abstracts, sketches or other physical embodiment of any of the Proprietary Items. Notwithstanding the foregoing, upon the reasonable request of Employee, Employer will permit Employee to obtain copies of specifically identified Proprietary Items that are necessary for Employee to respond to legal, tax or other regulatory proceedings.

3. Employee Inventions. For purposes of this Confidentiality Agreement, “Employee Inventions” shall be defined to include any discoveries, improvements, developments, tools, machines, apparatus, appliances, concepts, designs, computer software programs, promotional ideas, production processes or techniques, practices, formula methods and new products, useful in or related to the business in which Employer is engaged, whether patentable, copyrightable or otherwise, that are made, discovered, developed or secured by the Employee while employed by Employer and that pertain to the subject matter of Employee’s employment with Employer. Each such Employee Invention shall belong exclusively to Employer. Employee acknowledges that all of Employee’s Employee Inventions are works made for hire and the property of Employer including any copyrights, patents or other intellectual property rights pertaining thereto. Unless it is determined by a court of competent jurisdiction that any Employee Inventions were not made within the scope of the Employment, Employee hereby assigns to Employer all of Employee’s right, title, and interest, including all rights of copyright, patent, trademark and other intellectual property rights, to or in such Employee Inventions. Employee covenants that he will promptly:

(a) disclose to Employer in writing any Employee Invention;

(b) assign to Employer or to a party designated by Employer, at Employer’s request and without additional compensation, all of Employee’s right to the Employee Invention for the United States and all foreign jurisdictions;

(c) execute and deliver to Employer such applications, assignments, and other documents as Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(d) sign all other papers necessary to carry out the above obligations; and

(e) give testimony and render any other assistance in support of Employer’s rights to any Employee Invention.

4. Client Confidential Information. “Client Confidential Information” is information disclosed to Employee by a client or customer (“Client”) of Employer or other parties involved in a business arrangement between Employer and a Client, which at the time of disclosure is (a) designated by the Client as confidential; or (b) which by its nature or by the circumstances of its disclosure reasonably should be confidential; or (c) which is subject to a confidentiality agreement between Employer and the Client; or (d) because the information disclosed is not generally known by persons other than employees or representatives of Employer and the Client. Employee acknowledges and agrees that all Client Confidential Information known or obtained by Employee, whether before or after the date of this Agreement, is the property of the Client. Therefore, Employee agrees that, at any time during or after the Term, Employee shall hold in confidence the Client Confidential Information and shall not disclose it to any Person or use for his personal gain or for the benefit of any third party competitor of said Client any Client Confidential Information, whether Employee has such information in Employee’s memory or embodied in writing or other physical form, except (i) to the extent that the Client Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee’s fault or the fault of any other Person bound by a duty of confidentiality to the Client; (ii) that the Client Confidential Information was independently developed by Employee prior to receipt of it from the Client; (iii) with the specific prior written consent of an authorized representative of the Client or; (iv) if the disclosure thereof was ordered by a court of competent jurisdiction. Employee agrees to deliver to Employer at any reasonable time Employer or the Client may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the Client Confidential Information that Employee may then possess or have under his control.

5. Non-competition and Non-interference.

5.1. Acknowledgments by Employee. Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; (b) Employer’s business is national in scope and its products and services are marketed throughout the United States; (c) Employer competes with other businesses that are or could be located in any part of the United States; and (d) the provisions of this Section 5 are reasonable and necessary to protect Employer’s business.

5.2. Covenants of Employee. In consideration of the acknowledgments by Employee, and in consideration of the compensation and benefits to be paid or provided to Employee by Employer, the receipt and sufficiency of which are hereby acknowledged, Employee covenants that he will not, directly or indirectly:

(a) during the Term , except in the course of his employment, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Employee’s name or any similar name to, lend Employee’s credit to or render services or advice to, any business that has products or activities which compete in whole or in part with any of Employer’s products or activities which existed during his employment, anywhere within the United States where Employer, has or is doing business or marketing the services of Employer in the areas of healthcare information technology services that are related to planning, selecting, implementing or manufacturing general purpose computer networks and associated software for healthcare providers, healthcare subscribers and federal, state and local governments and consulting on or about healthcare information processing systems in the government and the healthcare and healthcare finance industries; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. For any other exceptions to this non-compete Employee must seek and obtain express permission from Employer’s Board of Directors, which permission will not be unreasonably refused.

(b) Employee acknowledges and agrees that Employer is currently performing and marketing the above described services in all of the states in the United States. Employee agrees that this covenant is reasonable with respect to its duration, geographical area and scope. Notwithstanding the foregoing, following the Term, Employee shall not be prohibited from engaging or investing in, owning, managing, operating, financing, controlling, or participating in the ownership, management, operation, financing, or control of, being employed by, associated with, or in any manner connected with, lending Employee’s name or any similar name to, lending Employee’s credit to or rendering services or advice to, any business whose products or activities do not compete with the above described services of Employer; nor shall Section 5.2(a) of this Confidentiality Agreement prevent Employee, following the Term, from acting in his individual capacity as a direct consultant (without employees or other professional assistance) for up to $500,000 per year of income, fees or other benefits to Employee, provided, however, that Employee must continue to comply with the remaining terms and conditions of this Confidentiality Agreement and Employee shall use his best efforts to recommend Employer for any work the Employee is not able to handle on his own;

(c) whether for Employee’s own account or for the account of any other person, at any time during the Term and the Post-Employment Period, accept, divert or solicit business of the same or similar type being carried on by Employer, from any individual or entity that is or was a customer of Employer during Employee’s employment with Employer;

(d) whether for Employee’s own account or the account of any other Person (i) at any time during the Term and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is or was an employee of Employer at any time during the Employee’s employment with the Employer or in any manner induce or attempt to induce any employee of Employer to terminate his employment with Employer; or (ii) at any time during the

Term or the Post-Employment Period, interfere with Employer’s relationship with any Person, including any Person who at any time during the Term was an employee, contractor, supplier, or customer of Employer; or

(e) at any time during or after the Term, disparage Employer or any of its shareholders, directors, officers, employees or agents.

5.3. For purposes of Section 5.2, the term “Post-Employment Period” means three (3) years after the date Employee’s employment is terminated for any reason, including as requested by any acquirer in a Transaction (as defined in the Agreement).

5.4. If any covenant in this Section 5 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against Employee.

5.5. The period of time applicable to any covenant in this Section 5 will be extended by the duration of any violation by Employee of such covenant.

5.6. Employee will, while the covenant under this Section 5.2 is in effect, give notice to Employer, within ten (10) days after accepting any other employment, of the identity of Employee’s employer. Employer may notify such employer that Employee is bound by this Confidentiality Agreement and, at Employer’s election, furnish such employer with a copy of this Confidentiality Agreement or relevant portions thereof.

6. Disputes or Controversies. Employee recognizes that should a dispute or controversy arising from or relating to this Confidentiality Agreement be submitted for adjudication to any court, arbitration panel or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and, subject to the order of such court, arbitration panel or other third party, will be available for inspection by Employer, Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

7. Injunctive Relief. Employee acknowledges that any breach of this Confidentiality Agreement may result in irreparable and continuing damage to Employer for which there can be no adequate remedy at law, and in the event of any such breach, Employer shall be entitled to seek immediate injunctive relief and other equitable remedies in addition to such other and further relief as may be proper. Employer’s obligation to post an undertaking in support of a petition for injunction under this Section will be determined under the applicable law and in an amount to be determined by the court.

8. No Contrary Agreement. Employee represents that his performance of all the terms of the Agreement and this Confidentiality Agreement will not breach any agreement to keep in confidence any proprietary information acquired by him in confidence or in trust prior to his employment by Employer. Employee has not entered into, and will not enter into, any agreement either written or oral in conflict with this Confidentiality Agreement or in conflict with the Agreement.

9. Term of Employment. Nothing in this Confidentiality Agreement is intended to describe or define the conditions under which Employee’s employment may be terminated, which conditions are described in the Employment Agreement.

10. Consideration. In consideration for this Confidentiality Agreement, if the Employee’s employment with the Company is terminated for any reason, the Company shall pay Employee (in addition to any amounts payable under the Employment Agreement) a severance payment equal to $57,692. This payment shall be paid promptly after the Employee’s termination.

11. Limitation. Employee agrees that this Confidentiality Agreement does not purport to set forth all of the terms and conditions of his employment, and that as an employee of Employer he has obligations to Employer which are not set forth in this Confidentiality Agreement.

12. Applicable Law. Employee agrees that any dispute in the meaning, effect or validity of this Confidentiality Agreement will be resolved in accordance with the laws of Indiana without regard to the conflict of laws provisions to this Confidentiality Agreement. Employee further agrees that if one or more provisions of this Confidentiality Agreement are held to be illegal or unenforceable under applicable Indiana law, such illegal or unenforceable portion(s) will be revised to make them legal and enforceable. The remainder of this Confidentiality Agreement will otherwise remain in full force and effect and enforceable in accordance with its terms.

13. Binding Nature. This Confidentiality Agreement will be effective as of the Effective Time (as defined in the Merger Agreement) and will be binding upon Employee, his heirs, executors, assigns, and administrators and will inure to the benefit of Employer, its subsidiaries, successors and assigns. Further, this Confidentiality Agreement supersedes prior or contemporaneous agreements and understandings on the same subject.

14. Modification. This Confidentiality Agreement only can be modified by a subsequent written agreement executed by both the Employer and the Employee.

15. Effectiveness. The amendments to the Original Agreement effectuated by this Amended and Restated Confidentiality, Inventions and Non-Compete Agreement shall become effective at the Effective Time (as defined in the Merger Agreement). Until the Effective Time, the Original Agreement shall continue in full force and effect. In the event that the Merger Agreement is terminated, this Amended and Restated Confidentiality, Inventions and Non-Compete Agreement shall be of no force or effect, the Original Agreement shall continue in full force and effect, and Employee will refund to the Company any consideration paid by the Company to Employee specifically for the purpose of inducing Employee to sign this Amended and Restated Confidentiality, Inventions and Non-Compete Agreement.

IN WITNESS WHEREOF, the parties have executed this Confidentiality Agreement as of the date first written above.

DAOU SYSTEMS, INC.

By:
Name:
Title:

/s/ Vincent K. Roach
Vincent K. Roach